Filed Pursuant to Rule 424(b)(3)

Registration No. 333-273728

PROSPECTUS SUPPLEMENT NO. 22

(to prospectus dated August 10, 2023)

VIREO GROWTH INC.

15,000,000 Subordinate Voting Shares

Up to 80,670,773 Subordinate Voting Shares Underlying Notes

Up to 6,250,000 Subordinate Voting Shares Underlying Warrants

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated August 10, 2023 (the “Prospectus”), with the information contained in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) on August 6, 2024. Accordingly, we have attached such report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the resale by the selling security holders named in the Prospectus (the “Selling Shareholders”) of up to an aggregate of 101,920,773 of our subordinate voting shares (“subordinate voting shares”), which consist of: (i) up to 15,000,000 subordinate voting shares issued in a private offering to certain Selling Shareholders in connection with a Fifth Amendment to Credit Agreement and First Amendment to Security Agreement by and among Goodness Growth Holdings, Inc. (n/k/a Vireo Growth Inc.), certain of its subsidiaries, the persons from time-to-time party thereto as guarantors, the lenders party thereto, and Chicago Atlantic Admin, LLC, as administrative agent and as collateral agent, dated as of March 31, 2023; (ii) up to 80,670,773 subordinate voting shares that are issuable from time to time to certain Selling Shareholders upon conversion of, and payment of interest on, convertible notes issued in a private offering pursuant to a Sixth Amendment to the Credit Agreement by and among Goodness Growth Holdings, Inc. (n/k/a Vireo Growth Inc.), certain of its subsidiaries, the persons from time-to-time party thereto as guarantors, the lenders party thereto, and Chicago Atlantic Admin, LLC, as administrative agent and as collateral agent, dated as of April 28, 2023 (the “Sixth Amendment”); and (iii) up to 6,250,000 subordinate voting shares that are issuable from time to time to certain of the Selling Shareholders upon the exercise of warrants to purchase our subordinate voting shares that were issued in a private offering to Selling Shareholders in connection with the Sixth Amendment.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our subordinate voting shares are listed on the Canadian Securities Exchange (the “CSE”) under the symbol “VREO” and quoted on the OTCQX under the symbol “VREOF”. On August 5, 2024, the closing sale price of our subordinate voting shares as reported on the CSE was C$0.64 and the closing sale price of our subordinate voting shares on the OTCQX was $0.45.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 13 of the Prospectus. Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 6, 2024

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

(Mark One)

☑	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2024

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                      to

Commission File Number: 000-56225

VIREO GROWTH INC.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	82-3835655
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

207 South 9th Street, Minneapolis, MN	55402
(Address of principal executive offices)	(Zip Code)

(612) 999-1606
(Registrant’s telephone number, including area code)

                                     N/A

(Former name, former address and former fiscal year, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.   Yes  ☑    No  ◻

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files).   Yes  ☑    No   ◻

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	◻	Accelerated filer	◻
Non-accelerated filer	☑	Smaller reporting company	☑
		Emerging growth company	☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ◻

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).   Yes  ◻    No  ☑

As of July 31, 2024, the registrant had the following number of shares of each of its classes of registered securities outstanding: Subordinate Voting Shares –114,605,008; Multiple Voting Shares –300,714; and Super Voting Shares – 0.

VIREO GROWTH INC.

PART I - FINANCIAL INFORMATION

Item 1. Financial Statements

VIREO GROWTH INC.

CONSOLIDATED BALANCE SHEETS

(In U.S Dollars, unaudited)

	June 30,	December 31,
	2024	2023
Assets
Current assets:
Cash	$11,229,297	$15,964,665
Accounts receivable, net of credit losses of $230,624 and $254,961, respectively	2,260,137	3,086,640
Income tax receivable	12,261,964	12,278,119
Inventory	20,092,498	19,285,870
Prepayments and other current assets	771,186	1,336,234
Notes receivable, current	3,750,000	3,750,000
Warrants held	4,867,643	1,937,352
Assets Held for Sale	93,401,886	91,213,271
Total current assets	148,634,611	148,852,151
Property and equipment, net	26,261,755	23,291,183
Operating lease, right-of-use asset	10,941,864	2,018,163
Intangible assets, net	8,308,953	8,718,577
Deposits	533,745	383,645
Total assets	$194,680,928	$183,263,719
Liabilities
Current liabilities
Accounts payable and accrued liabilities	$9,176,236	$7,674,389
Long-Term debt, current portion	61,502,285	60,220,535
Right of use liability	953,389	890,013
Uncertain tax liability	26,726,000	22,356,000
Liabilities held for sale	88,414,795	88,326,323
Total current liabilities	186,772,705	179,467,260
Right-of-use liability	19,466,941	10,543,934
Other long-term liabilities	196,598	155,917
Convertible debt, net	9,682,176	9,140,257
Long-Term debt, net	1,121,306	—
Total liabilities	217,239,726	199,307,368

Commitments and contingencies (refer to Note 17)

Stockholders’ deficiency
Subordinate Voting Shares ($- par value, unlimited shares authorized; 114,605,008 shares issued and outstanding at June 30, 2024 and 110,007,030 at December 31, 2023)	—	—
Multiple Voting Shares ($- par value, unlimited shares authorized; 300,714 shares issued and outstanding at June 30, 2024 and 331,193 at December 31, 2023)	—	—
Super Voting Shares ($- par value; unlimited shares authorized; 0 shares issued and outstanding at June 30, 2024 and December 31, 2023)	—	—
Additional Paid in Capital	188,249,124	187,384,403
Accumulated deficit	(210,807,922)	(203,428,052)
Total stockholders' deficiency	$(22,558,798)	$(16,043,649)
Total liabilities and stockholders' deficiency	$194,680,928	$183,263,719

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

VIREO GROWTH INC.

CONSOLIDATED STATEMENTS OF NET LOSS AND COMPREHENSIVE LOSS

(In U.S. Dollars, except share amounts, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Revenue	$25,108,247	$20,196,556	$49,195,562	$39,284,980
Cost of sales
Product costs	11,516,604	10,275,584	23,663,492	19,853,795
Inventory valuation adjustments	41,000	589,676	(263,000)	579,676
Gross profit	13,550,643	9,331,296	25,795,070	18,851,509
Operating expenses:
Selling, general and administrative	7,564,231	8,059,427	14,615,844	15,216,262
Stock-based compensation expenses	(60,568)	2,037,204	119,221	3,712,798
Depreciation	72,925	117,681	146,471	277,191
Amortization	180,033	159,028	360,067	318,794
Total operating expenses	7,756,621	10,373,340	15,241,603	19,525,045

Income (loss) from operations	5,794,022	(1,042,044)	10,553,467	(673,536)

Other income (expense):
Gain (loss) on disposal of assets	(97,471)	(2,747,881)	(218,327)	(2,747,881)
Interest expenses, net	(7,518,454)	(7,744,794)	(16,241,091)	(14,879,584)
Other income (expenses)	1,593,492	5,798,335	2,911,081	5,820,648
Other income (expenses), net	(6,022,433)	(4,694,340)	(13,548,337)	(11,806,817)

Loss before income taxes	(228,411)	(5,736,384)	(2,994,870)	(12,480,353)

Current income tax expenses	(440,000)	(1,652,871)	(4,385,000)	(3,377,871)
Deferred income tax recoveries	—	60,000	—	123,000
Net loss and comprehensive loss	(668,411)	(7,329,255)	(7,379,870)	(15,735,224)
Net loss per share - basic and diluted	$(0.00)	$(0.06)	$(0.05)	$(0.12)
Weighted average shares used in computation of net loss per share - basic and diluted	143,583,496	128,126,330	143,354,913	128,126,330

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

VIREO GROWTH INC.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIENCY)

(In U.S. Dollars, except share amounts, unaudited)

	Common Stock
	SVS		MVS		Super Voting Shares				Total
							Additional Paid-	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	in Capital	Deficit	Equity (deficiency)
Balance, January 1, 2023	86,721,030	$—	348,642	$—	65,411	$—	$181,321,847	$(177,880,963)	$3,440,884
Stock-based compensation	—	—	—	—	—	—	2,464,574	—	2,464,574
Warrants issued in financing activities	—	—	—	—	—	—	497,055	—	497,055
Obligation to issue shares	—	—	—	—	—	—	1,407,903	—	1,407,903
Net Loss	—	—	—	—	—	—	—	(15,735,224)	(15,735,224)
Balance at June 30, 2023	86,721,030	$—	348,642	$—	65,411	$—	$185,691,379	$(193,616,187)	$(7,924,808)

Balance, January 1, 2024	110,007,030	—	331,193	—	—	—	187,384,403	(203,428,052)	(16,043,649)
Conversion of MVS shares	3,047,900	—	(30,479)	—	—	—	—	—	—
Stock-based compensation	—	—	—	—	—	—	119,221	—	119,221
Options exercised	50,000	—	—	—	—	—	16,500	—	16,500
Warrants exercised	200,000	—	—	—	—	—	29,000	—	29,000
Shares issued	1,300,078	—	—	—	—	—	700,000	—	700,000
Net Loss	—	—	—	—	—	—	—	(7,379,870)	(7,379,870)
Balance at June 30, 2024	114,605,008	$—	300,714	$—	—	$—	$188,249,124	$(210,807,922)	$(22,558,798)

	Common Stock
	SVS		MVS		Super Voting Shares				Total
							Additional Paid-	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	in Capital	Deficit	Equity (deficiency)
Balance, April 1, 2023	86,721,030	$—	348,642	$—	65,411	$—	$184,219,278	$(186,286,932)	$(2,067,654)
Stock-based compensation	—	—	—	—	—	—	788,980	—	788,980
Obligation to issue shares	—	—	—	—	—	—	186,066	—	186,066
Warrants issued in financing activities	—	—	—	—	—	—	497,055	—	497,055
Net Loss	—	—	—	—	—	—	—	(7,329,255)	(7,329,255)
Balance at June 30, 2023	86,721,030	$—	348,642	$—	65,411	$—	$185,691,379	$(193,616,187)	$(7,924,808)

Balance, April 1, 2024	111,041,230	$—	320,851	$—	—	$—	$187,564,192	$(210,139,511)	$(22,575,319)
Conversion of MVS shares	2,013,700	—	(20,137)	—	—	—	—	—	—
Stock-based compensation	—	—	—	—	—	—	(60,568)	—	(60,568)
Options exercised	50,000	—	—	—	—	—	16,500	—	16,500
Warrants exercised	200,000	—	—	—	—	—	29,000	—	29,000
Shares issued	1,300,078	—	—	—	—	—	700,000	—	700,000
Net Loss	—	—	—	—	—	—	—	(668,411)	(668,411)
Balance at June 30, 2024	114,605,008	$—	300,714	$—	—	$—	$188,249,124	$(210,807,922)	$(22,558,798)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

VIREO GROWTH INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In U.S. Dollars, unaudited)

	For the Six Months Ended June 30,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(7,379,870)	$(15,735,224)
Adjustments to reconcile net loss to net cash used in operating activities:
Inventory valuation adjustments	(263,000)	579,676
Depreciation	146,471	277,191
Depreciation capitalized into inventory	1,121,141	1,294,065
Non-cash operating lease expense	211,319	327,692
Amortization of intangible assets	360,067	318,794
Amortization of intangible assets capitalized into inventory	49,557	—
Stock-based payments	119,221	3,712,798
Warrants receivable	—	(1,248,224)
Warrants held	(2,930,291)	—
Interest Expense	2,916,255	3,223,635
Deferred income tax	—	(123,000)
Accretion	108,902	593,063
Loss on disposal of Red Barn Growers	—	2,909,757
Loss (gain) on disposal of assets	120,856	(161,727)
Change in operating assets and liabilities:
Accounts Receivable	842,353	(60,197)
Prepaid expenses	565,048	608,486
Inventory	(407,734)	(1,737,376)
Income taxes	16,154	592,427
Uncertain tax position liabilities	4,370,000	—
Accounts payable and accrued liabilities	1,215,694	2,557,998
Changes in operating lease liabilities	(281,874)	—
Change in assets and liabilities held for sale	(2,100,143)	(91,247)
Net cash provided by (used in) operating activities	(1,199,874)	(2,161,413)

CASH FLOWS FROM INVESTING ACTIVITIES:
PP&E Additions	(4,088,734)	(2,478,645)
Proceeds from sale of Red Barn Growers net of cash	—	439,186
Proceeds from sale of property, plant, and equipment	—	125,000
Deposits	(150,100)	(260,545)
Net cash provided by (used in) investing activities	(4,238,834)	(2,175,004)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt, net of issuance costs	1,131,400	—
Proceeds from convertible debt, net of issuance costs	—	3,497,462
Proceeds from issuance of shares	700,000	—
Proceeds from warrant exercises	29,000	—
Proceeds from option exercises	16,500	—
Debt principal payments	(1,062,000)	(1,976,362)
Lease principal payments	(111,560)	(987,953)
Net cash provided by (used in) financing activities	703,340	533,147

Net change in cash	(4,735,368)	(3,803,270)

Cash, beginning of period	15,964,665	15,149,333

Cash, end of period	$11,229,297	$11,346,063

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

VIREO GROWTH INC.

Notes to Unaudited Condensed Consolidated Financial Statements

1. Description of Business and Summary

Vireo Growth Inc. (“Vireo Growth” or the “Company”) (formerly, “Goodness Growth Holdings, Inc.”) was incorporated under the Alberta Business Corporations Act on November 23, 2004. The Company was previously listed on the Canadian Securities Exchange (the “CSE”) under ticker symbol “GDNS”. On July 8, 2024, the Company changed its name to Vireo Growth Inc., its ticker symbol on the CSE to “VREO” and its ticker symbol on the OTCQX to “VREOF.”

Vireo Growth is a cannabis company whose mission is to provide safe access, quality products and value to its customers while supporting its local communities through active participation and restorative justice programs. Vireo Growth operates cannabis cultivation, production, and dispensary facilities in Maryland, Minnesota, and New York, and formerly in Arizona and New Mexico.

While marijuana and CBD-infused products are legal under the laws of several U.S. states (with vastly differing restrictions), the United States Federal Controlled Substances Act classifies all “marijuana” as a Schedule I drug. Under U.S. federal law, a Schedule I drug or substance has a high potential for abuse, no accepted medical use in the United States, and a lack of safety for the use of the drug under medical supervision. Recently some federal officials have attempted to distinguish between medical cannabis use as necessary, but adult-use as “still a violation of federal law.” At the present time, the distinction between “medical marijuana” and “adult-use marijuana” does not exist under U.S. federal law.

On January 31, 2022, the Company entered into an Arrangement Agreement (the “Arrangement Agreement”) with Verano Holdings Corp. (“Verano”), pursuant to which Verano was to acquire all of the issued and outstanding shares of Vireo Growth pursuant to a plan of arrangement (the “Plan of Arrangement”) under the Business Corporations Act (British Columbia) (the “Arrangement”). Subject to the terms and conditions set forth in the Arrangement Agreement and the Plan of Arrangement, holders of Vireo Growth Shares would receive 0.22652 of a subordinate voting share of Verano (each a “Verano Subordinate Voting Share”), subject to adjustment as described below (the “Exchange Ratio”), for each Subordinate Voting Share held, and 22.652 Verano Subordinate Voting Shares for each Multiple Voting Share and Super Voting Share held, immediately prior to the effective time of the Arrangement.

On October 13, 2022, Vireo Growth received a notice of purported termination of the Arrangement Agreement (the “Notice”) from Verano. The Notice asserted certain breaches of the Arrangement Agreement, including claims the Company’s public filings and communications with respect to its business and ongoing operations were misleading and that the Company breached its representations to Verano under the Arrangement Agreement. Verano also claimed, as a result of such breaches, it is entitled to payment of the $14,875,000 termination fee and its transaction expenses. Vireo Growth denies all of Verano’s allegations and affirmatively asserts that it has complied with its obligations under the Arrangement Agreement, and with its disclosure obligations under US and Canadian law, in all material respects at all times. The Company believes that Verano has no factual or legal basis to justify or support its purported grounds for termination of the Arrangement Agreement.

On October 21, 2022, Vireo Growth commenced an action in the Supreme Court of British Columbia against Verano after Verano repudiated the Arrangement Agreement. The Company is seeking damages, costs and interest, based on Verano's breach of contract and of its duty of good faith and honest performance.

On November 14, 2022, Verano filed counterclaims against the Company for the termination fee and transaction expenses described above.

On July 31, 2023, the Company filed a requisition for adjournment of its application filed July 14, 2023, and set for hearing on July 31, 2023 to compel Verano’s compliance with document production.

Throughout 2023, the Company served 4 lists of documents, reviewed document production from Verano, and prepared for examinations for discovery.

On May 2, 2024, the Company filed an application with the Supreme Court of British Columbia for summary determination. The Company is seeking substantial damages, specifically $860.9 million, as well as other costs and legal fees, based on Verano’s breach of contract and of its duty of good faith and honest performance.

Due to uncertainties inherent in litigation, it is not possible for Vireo Growth to predict the timing or final outcome of the legal proceedings against Verano or to determine the amount of damages, if any, that may be awarded.

The termination of the Arrangement Agreement gives rise to substantial doubt about the Company’s ability to continue as a going concern. Company management is working with the Company’s lenders, counsel, and other applicable parties to implement a plan to effectively mitigate the conditions giving rise to substantial doubt. Elements of this plan may include, but are not limited to, asset sales, debt restructuring, and capital raises. The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. However, the Company’s continuance as a going concern is dependent on its future profitability and implementation of the aforementioned plan. The Company may not be successful in these efforts.

2. Summary of Significant Accounting Policies

Significant Accounting Policies

The Company’s significant accounting policies are described in Note 2 to the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the United States Securities and Exchange Commission (“SEC”) on April 1, 2024, (the "Annual Financial Statements"), as amended on April 29, 2024. There have been no material changes to the Company’s significant accounting policies.

Basis of presentation

The accompanying unaudited condensed consolidated financial statements reflect the accounts of the Company. The information included in these statements should be read in conjunction with the Annual Financial Statements. The unaudited condensed consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC. In the opinion of management, the financial data presented includes all adjustments necessary to present fairly the financial position, results of operations and cash flows for the interim periods presented. Results of interim periods should not be considered indicative of the results for the full year. These unaudited interim condensed consolidated financial statements include estimates and assumptions of management that affect the amounts reported in the unaudited condensed consolidated financial statements. Actual results could differ from these estimates.

Basis of consolidation

These unaudited condensed consolidated financial statements include the accounts of the following entities wholly owned, or effectively controlled by the Company during the period ended June 30, 2024:

Name of entity	Place of incorporation
EHF Cultivation Management, LLC	Arizona, USA
Elephant Head Farm, LLC	Arizona, USA
HiColor, LLC	Minnesota, USA
MaryMed, LLC	Maryland, USA
Mayflower Botanicals, Inc.	Massachusetts, USA
Minnesota Medical Solutions, LLC	Minnesota, USA
MJ Distributing C201, LLC	Nevada, USA
MJ Distributing P132, LLC	Nevada, USA
Resurgent Biosciences, Inc.	Delaware, USA
Retail Management Associates, LLC	Arizona, USA
Verdant Grove, Inc.	Massachusetts, USA
Vireo Health de Puerto Rico, Inc.	Puerto Rico
Vireo Health of Nevada 1, LLC	Nevada, USA
Vireo Health of New Mexico, LLC	Delaware, USA
Vireo Health of New York, LLC	New York, USA
Vireo Health of Puerto Rico, LLC	Delaware, USA
Vireo Health, Inc.	Delaware, USA
Vireo of Charm City, LLC	Maryland, USA
XAAS Agro, Inc.	Puerto Rico

The entities listed are wholly owned or effectively controlled by the Company and have been formed or acquired to support the intended operations of the Company, and all intercompany transactions and balances have been eliminated in the Company's unaudited condensed consolidated financial statements. Red Barn Growers, Inc. and all New Mexico assets and liabilities were divested in June of 2023.

Recently adopted accounting pronouncements

None.

Net loss per share

Basic net loss per share is computed by dividing reported net loss by the weighted average number of common shares outstanding for the reported period. Diluted net loss per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock of the Company during the reporting period. Diluted net loss per share is computed by dividing net loss by the sum of the weighted average number of common shares and the number of potential dilutive common share equivalents outstanding during the period. Potential dilutive common share equivalents consist of the incremental common shares issuable upon the exercise of vested share options and the incremental shares issuable upon conversion of the convertible notes. Potential dilutive common share equivalents consist of stock options, warrants, and restricted stock units.

In computing diluted earnings per share, common share equivalents are not considered in periods in which a net loss is reported, as the inclusion of the common share equivalents would be anti-dilutive. The Company recorded a net loss for the three and six month periods ended June 30, 2024, and 2023, presented in these financial statements, and as such there is no difference between the Company’s basic and diluted net loss per share for these periods.

The anti-dilutive shares outstanding for the six month periods ended June 30, 2024, and 2023 were as follows:

	June 30,
	2024	2023
Stock options	29,843,198	30,185,610
Warrants	19,237,649	9,437,649
RSUs	2,500,916	3,102,765
Convertible debt	72,645,878	27,756,593
Total	124,227,640	70,482,617

Revenue Recognition

The Company’s primary source of revenue is from wholesale of cannabis products to dispensary locations and direct retail sales to eligible customers at Company-owned dispensaries. Substantially all of the Company’s retail revenue is from the direct sale of cannabis products to adult-use and medical customers.

The following table represents the Company’s disaggregated revenue by source:

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Retail	$20,819,019	$17,143,099	$40,418,459	$33,614,899
Wholesale	4,289,228	3,053,457	8,777,103	5,670,081
Total	$25,108,247	$20,196,556	$49,195,562	$39,284,980

New accounting pronouncements not yet adopted

ASU 2023-07 In November 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update ("ASU") 2023-07, Improvements to Reportable Segment Disclosures (Topic 280). This ASU updates reportable segment disclosure requirements by requiring disclosures of significant reportable segment expenses that are regularly provided to the Chief Operating Decision Maker (“CODM”) and included within each reported measure of a segment's profit or loss. This ASU also requires disclosure of the title and position of the individual identified as the CODM and an explanation of how the CODM uses the reported measures of a segment’s profit or loss in assessing segment performance and deciding how to allocate resources. The ASU is effective for annual periods beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. The Company has not adopted the standard for the interim periods presented herein, but will adopt the standard on or before December 31, 2024. This ASU will result in additional required disclosures when adopted, where applicable.

ASU 2023-09 In December 2023, the FASB issued ASU 2023-09, Improvements to Income Tax Disclosures (Topic 740). The ASU requires disaggregated information about a reporting entity’s effective tax rate reconciliation as well as additional information on income taxes paid. The ASU is effective on a prospective basis for annual periods beginning after December 15, 2024. Early adoption is also permitted for annual financial statements that have not yet been issued or made available for issuance. Once adopted, this ASU will result in additional disclosures.

3. Business Combinations and Dispositions

Assets Held for Sale

As of June 30, 2024, the Company identified property and equipment, deposits, and lease assets and liabilities associated with the businesses in New York, Nevada, and Massachusetts with carrying amounts that are expected to be recovered principally through sale or disposal rather than through continuing use. The sale of these assets and liabilities is highly probable, they can be sold in their immediate condition, and the sales are expected to occur within the next twelve months.

As such, these assets and liabilities have been classified as “held for sale.” Management does not believe these divestitures represent a strategic shift that has or will have a major effect on an entity’s operations and financial results, and as such, none of these divestitures are considered a discontinued operation. The carrying value of these net assets did not exceed fair value less expected cost to sell, and as such, the Company recorded no impairment loss. Assets and liabilities held for sale are as follows:

Assets held for sale	June 30,	December 31,
	2024	2023
Property and equipment	$87,962,541	$86,864,965
Intangible assets	662,500	662,500
Operating lease, right-of-use asset	3,381,612	3,381,612
Deposits	1,395,233	304,194
Total assets held for sale	$93,401,886	$91,213,271

Liabilities held for sale
Right of Use Liability	$88,414,795	$88,326,323
Total liabilities held for sale	$88,414,795	$88,326,323

Current assets and liabilities held by our New York business have not been classified as held for sale. Pre-tax operating losses attributable to the New York business were $7,757,409 for the six months ended June 30, 2024.

4. Fair Value Measurements

The Company complies with ASC 820, Fair Value Measurements, for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize data points that are observable such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and includes situations where there is little, if any, market activity for the asset or liability.

Items measured at fair value on a non-recurring basis

The Company’s non-financial assets, such as prepayments and other current assets, long lived assets, including property and equipment and intangible assets, are measured at fair value when there is an indicator of impairment and are recorded at fair value only when an impairment charge is recognized. No indicators of impairment existed as of June 30, 2024, and therefore no impairment charges were recorded.

The carrying value of the Company’s accounts receivable, accounts payable, and accrued liabilities approximate their fair value due to their short-term nature, and the carrying value of notes receivable, long-term debt, and convertible debt approximates fair value as they bear a market rate of interest.

The carrying value of the Company’s warrants held  utilize Level 3 inputs given there is no market activity for the asset. The inputs used are further described in Note 19.

5. Accounts Receivable

Trade receivables are comprised of the following items:

	June 30,	December 31,
	2024	2023
Trade receivable	$1,947,458	$2,256,763
Tax withholding receivable	174,660	174,660
Other	138,019	655,217
Total	$2,260,137	$3,086,640

Included in the trade receivables, net balance at June 30, 2024, and December 31, 2023, is an allowance for doubtful accounts of  $71,349 and $95,686, respectively. Included in the tax withholding receivable, net balance at June 30, 2024, and December 31, 2023, is an allowance for doubtful accounts of $159,275.

6. Inventory

Inventory is comprised of the following items:

	June 30	December 31,
	2024	2023
Work-in-progress	$13,188,031	$13,058,348
Finished goods	5,906,445	5,278,331
Other	998,022	949,191
Total	$20,092,498	$19,285,870

Inventory is written down for any obsolescence, spoilage and excess inventory or when the net realizable value of inventory is less than the carrying value. Inventory valuation adjustments included in cost of sales on the statements of net loss and comprehensive loss is comprised of the following:

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Work-in-progress	$(13,500)	$540,967	$(201,700)	$556,039
Finished goods	54,500	48,709	(61,300)	23,637
Total	$41,000	$589,676	$(263,000)	$579,676

7. Prepayments and other current assets

Prepayments and other current assets are comprised of the following items:

	June 30,	December 31,
	2024	2023
Prepaid Insurance	$356,454	$806,610
Other Prepaid Expenses	414,732	529,624
Total	$771,186	$1,336,234

8. Property and Equipment, Net

Property and equipment, net consisted of the following:

	June 30	December 31,
	2024	2023
Land	$863,105	$863,105
Buildings and leasehold improvements	15,339,998	15,124,915
Furniture and equipment	7,098,616	7,807,250
Software	39,388	242,204
Vehicles	288,938	284,000
Construction-in-progress	4,109,949	128,220
Right of use asset under finance lease	7,938,138	7,938,138
	35,678,132	32,387,832
Less: accumulated depreciation	(9,416,377)	(9,096,649)
Total	$26,261,755	$23,291,183

For the six months ended June 30, 2024, and 2023, total depreciation on property and equipment was $1,267,612 and $1,571,256, respectively. For the six months ended June 30, 2024, and 2023, accumulated amortization of the right of use asset under finance lease amounted to $2,651,438 and $2,077,675, respectively. The right of use asset under finance lease of $7,938,138 consists of leased processing and cultivation premises. The Company capitalized into inventory $1,121,141 and $1,294,065 relating to depreciation associated with manufacturing equipment and production facilities for the six months ended June 30, 2024, and 2023, respectively. The capitalized depreciation costs associated are added to inventory and expensed through Cost of Sales Product Cost on the unaudited condensed consolidated statements of net loss and comprehensive loss.

As of June 30, 2024, in conjunction with the Company’s held for sale assessment and disposal of certain long-lived assets, the Company evaluated whether property and equipment showed any indicators of impairment, and it was determined that the recoverable amount of certain net assets was above book value. As a result, the Company recorded no impairment charge (2023 - $0) on property and equipment, net.

9. Leases

Components of lease expenses are listed below:

	June 30,	June 30,
	2024	2023
Finance lease cost
Amortization of ROU assets	$286,882	$414,376
Interest on lease liabilities	7,095,154	5,566,631
Operating lease costs	924,929	1,060,043
Total lease costs	$8,306,965	$7,041,050

Future minimum lease payments (principal and interest) on the leases are as follows:

	Operating Leases	Finance Leases
	June 30, 2024	June 30, 2024	Total
2024	$1,120,387	$6,780,539	$7,900,926
2025	3,047,603	13,773,155	16,820,758
2026	2,727,346	14,183,661	16,911,007
2027	2,474,144	14,606,527	17,080,671
2028	2,254,049	15,042,128	17,296,177
Thereafter	7,824,515	218,572,918	226,397,433
Total minimum lease payments	$19,448,044	$282,958,928	$302,406,972
Less discount to net present value	(4,402,521)	(189,169,326)	(193,571,847)
Less liabilities held for sale	(2,970,335)	(85,444,460)	(88,414,795)
Present value of lease liability	$12,075,188	$8,345,142	$20,420,330

The Company has entered into various lease agreements for the use of buildings used in production and retail sales of cannabis products.

On February 22, 2024, the Company executed a lease with its landlord on a site for cannabis cultivation and manufacturing facilities. Per the terms of the lease the landlord agreed to provide the Company with $2,000,000 of tenant improvement allowances. Rent payments will not commence until January 1, 2025, at which time monthly base rent will be $82,500. Starting January 1, 2025, the Company has the option to purchase the property. The initial purchase price is $13,000,000 increasing by 3% at the start of each calendar year until the option expires on December 31, 2028. The lease expires on December 31, 2034.

On February 24, 2023, the Company signed the fourth amendment to the existing lease agreements for the cultivation and processing facilities in New York. The amendment provides for additional tenant improvements of $4,000,000 and increases base rent by $50,000 a month.

Supplemental cash flow information related to leases:

	June 30,
	2024	2023
Cash paid for amounts included in the measurement of lease liabilities:
Lease principal payments - finance	$111,560	$987,953
Lease principal payments - operating	281,874	—
Non-cash additions to ROU assets	9,270,915	4,054,328
Amortization of operating leases	577,715	512,880

Other information about lease amounts recognized in the financial statements:

	June 30,
	2024	2023
Weighted-average remaining lease term (years) – operating leases	7.96	4.70
Weighted-average remaining lease term (years) – finance leases	16.58	17.43
Weighted-average discount rate – operating leases	8.35%	15.00%
Weighted-average discount rate – finance leases	16.20%	15.27%

10. Goodwill

The following table shows the change in carrying amount of goodwill:

Goodwill - December 31, 2022	$183,836
Divestitures (Note 3)	(183,836)
Goodwill - December 31, 2023 and June 30, 2024	$—

The Company has no goodwill as of June 30, 2024. As such, no further impairment testing procedures were performed.

11. Intangibles

Intangible assets are comprised of the following items:

Licenses & Trademarks
Balance, December 31, 2022	$8,776,946
Divestitures	(409,239)
Additions	1,090,919
Amortization	(728,419)
Write off	(11,630)
Balance, December 31, 2023	$8,718,577
Amortization	(409,624)
Balance, June 30, 2024	$8,308,953

Amortization expense for intangibles was $204,812 and $409,624 during the three and six months ended June 30, 2024, respectively, and $159,028 and $318,794 during the three and six months ended June 30, 2023, respectively. The Company capitalized into inventory $24,779 (2023 - $0) and $49,557 (2023 - $0) of amortization for the three and six months ended June 30, 2024, respectively. Amortization expense is recorded in operating expenses on the unaudited condensed consolidated statements of net loss and comprehensive loss.

The Company estimates that amortization expense will be $819,655 per year for the next five fiscal years.

12. Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities are comprised of the following items:

	June 30,	December 31,
	2024	2023
Accounts payable – trade	$3,786,701	$1,769,346
Accrued Expenses	4,388,396	4,852,648
Taxes payable	179,378	218,563
Contract liability	821,761	833,832
Total accounts payable and accrued liabilities	$9,176,236	$7,674,389

13. Long-Term Debt

During 2017 the Company signed a promissory note payable in the amount of $1,010,000. The note bears interest at a rate of 15% per annum with interest payments required on a monthly basis. In 2019, the Company’s promissory note payable in the amount of $1,010,000 was modified to increase the amount payable to $1,110,000. The Company repaid the note in full during the six months ended June 30, 2024.

On November 19, 2021, the Company signed a promissory note payable in the amount of $2,000,000 in connection with the acquisition of Charm City Medicus, LLC. The note bears an interest rate of 8% per annum with interest payments due on the last day of each calendar quarter. On November 19, 2023, the Company and lender amended the note. Per the terms of the amendment, the interest rate was modified to 15%, and the Company paid off $1,000,000 of principal.  The remaining principal balance of $1,000,000 is due on November 19, 2024, and the note is secured by 25% of the membership interests in Vireo Health of Charm City, LLC.

On March 25, 2021, the Company entered into a credit agreement for a senior secured delayed draw term loan with an aggregate principal amount of up to $46,000,000 (the “Credit Facility”), and executed a draw of $26,000,000 in principal. The unpaid principal amounts outstanding under the Credit Facility bear interest at a rate of (a) the U.S. prime rate plus 10.375%, payable monthly in cash, and (b) 2.75% per annum paid in kind (“PIK”) interest payable monthly. In connection with the Credit Facility, the Company also pays a monthly credit monitoring fee in the amount of $130,400 which is included in interest expense in the consolidated statements of loss and comprehensive loss for the six months ended June 30, 2024 and 2023.

On November 18, 2021, the Company and lenders amended the Credit Facility to provide for an additional loan of $4,200,000 with a cash interest rate of 15% per annum and PIK interest of 2% per annum and a maturity date of November 29, 2024. Obligations under the Credit Facility are secured by substantially all the assets of the Company.

On January 31, 2022, Vireo Growth and certain of its subsidiaries, as borrowers (collectively, “Borrowers”), entered into a Third Amendment to the Credit Facility (the “Third Amendment”) providing for additional delayed draw term loans of up to $55 million (the “Delayed Draw Loans”). The cash interest rate on the Delayed Draw Loans under the Third Amendment is equal to the U.S. prime rate plus 10.375%, with a minimum required rate of 13.375% per annum, in addition to PIK interest of 2.75% per annum.

On March 31, 2023, the Company executed a fifth amendment to its Credit Facility with its senior secured lender, Chicago Atlantic Admin, LLC (the "Agent"), an affiliate of Green Ivy Capital, and a group of lenders. The amended credit facility extends the maturity date on its Delayed Draw Loans to April 30, 2024, through the issuance of 15,000,000 Subordinate Voting Shares in lieu of a cash extension fee. These 15,000,000 shares were valued at $1,407,903 using a fair value per share of $0.094 and considered a deferred financing cost. The fair value per share reflects a 22% discount to the market price at the time of issuance to account for the four-month trading lock-up imposed on the shares. The amendment also provides the Company with reduced cash outlays by eliminating required amortization of the loan, and requires the Company to divest certain assets to improve its liquidity position and financial performance. The Company has the potential to extend the maturity date on its Delayed Draw Loans up to January 31, 2026 with the satisfaction of certain financial performance-related conditions.

On May 1, 2024, The Company executed a short-term extension of the maturity date on the Credit Facility with the Agent. The Credit Facility was extended until June 14, 2024, matching all other terms of the existing agreement. On June 14, 2024, another short-term extension was executed which extended the maturity date on the Credit Facility to July 31, 2024, matching all other terms of the existing agreement.

On May 21, 2024 the Company executed a $1,200,000 term loan with the Agent to assist with the purchase of a site for a new dispensary location. The loan bears an interest rate of 12.0% and is due on May 28, 2027. Financing costs of $68,600 were incurred in connection with the closing of the loan.

Unless otherwise specified, all deferred financing costs are treated as a contra-liability, to be netted against the outstanding loan balance and amortized over the remaining life of the loan. As of June 30, 2024, $66,694 (December 31, 2023 - $1,524,531) of deferred financing costs remain unamortized.

The following table shows a summary of the Company’s long-term debt:

	June 30,	December 31,
	2024	2023
Beginning of period	$60,220,535	$58,028,604
Proceeds	1,200,000	—
Principal repayments	(1,062,000)	(2,976,362)
Deferred financing costs	(68,600)	(1,407,903)
PIK interest	807,219	1,607,032
Amortization of deferred financing costs	1,526,437	4,969,164
End of period	62,623,591	60,220,535
Less: current portion	61,502,285	60,220,535
Total long-term debt	$1,121,306	$—

As of June 30, 2024, stated maturities of long-term debt were as follows:

2024	$61,502,285
2025	—
2026	—
2027	1,121,306
Total	$62,623,591

14. Convertible Notes

On April 28, 2023, the Company closed on a new convertible debt facility which enables the Company to access up to $10,000,000 in aggregate principal amount of convertible notes (the “Convertible Notes”). The convertible facility has a term of three years, with an annual interest rate of 12.0%, comprised of 6.0% cash and 6.0% PIK. The initial tranche's principal amount of Convertible Notes outstanding in the amount of $2,000,000, plus all PIK and all other accrued but unpaid interest thereunder, is convertible into Subordinate Voting Shares of the Company at the option of the holders at any time by written notice to the Company, at a conversion price equal to $0.145. For each future tranche advanced, the principal amount of Convertible Notes outstanding, plus all PIK interest and all other accrued but unpaid interest thereunder, is convertible into Subordinate Voting Shares of the Company at the option of the holders at any time by written notice to the Company, at a conversion price equal to the lesser of $0.145 or a 20.0% premium over the 30-day volume weighted average price of the Company’s Subordinate Voting Shares calculated on the day prior to the date on which each tranche is advanced, if permitted by the Canadian Securities Exchange. The lenders also have the right to advance any remaining undrawn funds on the convertible loan facility to the Company at any time. If the notes are not converted, the outstanding principal amount and unpaid PIK interest is due on April 30, 2026.

During the year ended December 31, 2023, the Company closed eight additional tranches of Convertible Notes, which are convertible into Subordinate Voting Shares at a conversion price of $0.145. Total proceeds received from these tranches amounted to $8,000,000.

In connection with this financing, the Company issued 6,250,000 warrants to purchase Subordinate Voting Shares of the Company to the lenders. These warrants have a five year term, a strike price of $0.145, and were valued at $497,055. The value of these warrants and other legal and administrative expenses amounting to $1,346,793 are treated as deferred financing costs. All deferred financing costs are treated as a contra-liability, to be netted against the outstanding loan balance and amortized over the remaining life of the loan. As of  June 30, 2024, $851,477 (December 31, 2023 - $1,083,697) of deferred financing costs remain unamortized.

The following table shows a summary of the Company’s convertible debt:

	June 30,	December 31,
	2024	2023
Beginning of period	$9,140,257	$—
Proceeds	—	10,000,000
Deferred financing costs	—	(1,346,793)
PIK interest	309,698	223,954
Amortization of deferred financing costs	232,221	263,096
End of period	$9,682,176	9,140,257
Less: current portion	—	—
Total convertible debt	$9,682,176	$9,140,257

15. Stockholders’ Equity

Shares

The Company’s certificate of incorporation authorized the Company to issue the following classes of shares with the following par value and voting rights as of June 30, 2024. The liquidation and dividend rights are identical among shares equally in the Company’s earnings and losses on an as converted basis.

	Par Value	Authorized	Voting Rights
Subordinate Voting Share (“SVS”)	—	Unlimited	1 vote for each share
Multiple Voting Share (“MVS”)	—	Unlimited	100 votes for each share
Super Voting Share	—	Unlimited	1,000 votes for each share

Subordinate Voting Shares

Holders of Subordinate Voting Shares are entitled to one vote in respect of each Subordinate Voting Share held.

Multiple Voting Shares

Holders of Multiple Voting Shares are entitled to one hundred votes for each Multiple Voting Share held.

Multiple Voting Shares each have the restricted right to convert to one hundred Subordinate Voting Shares subject to adjustments for certain customary corporate changes.

Super Voting Shares

Holders of Super Voting Shares are entitled to one thousand votes per Super Voting Share. Each Super Voting share is convertible into one Multiple Voting Share.

Shares Issued

During the six months ended June 30, 2024, 30,479 Multiple Voting Shares were converted into 3,047,900 Subordinate Voting Shares for no additional consideration.

During the six months ended June 30, 2024, 1,300,078 Subordinate Voting Shares were issued to the Company’s senior secured lender, Chicago Atlantic Opportunity Portfolio, LP, for $700,000 of proceeds.

During the six months ended June 30, 2024, employee stock options were exercised for 50,000 Subordinate Voting Shares. Proceeds from this transaction were $16,500.

During the six months ended June 30, 2024, stock warrants were exercised for 200,000 Subordinate Voting Shares. Proceeds from these transactions were $29,000.

16. Stock-Based Compensation

Stock Options

In January 2019, the Company adopted the 2019 Equity Incentive Plan under which the Company may grant incentive stock options, restricted shares, restricted share units, or other awards. Under the terms of the plan, a total of ten percent of the number of shares outstanding assuming conversion of all super voting shares and multiple voting shares to subordinate voting shares are permitted to be issued. The exercise price for incentive stock options issued under the plan will be set by the Compensation Committee but will not be less 100% of the fair market value of the Company’s shares on the date of grant. Incentive stock options have a maximum term of 10 years from the date of grant. The incentive stock options vest at the discretion of the Board of Directors.

Options granted under the equity incentive plan were valued using the Black-Scholes option pricing model with the following weighted average assumptions:

	June 30,	June 30,
	2024	2023
Risk-Free Interest Rate	4.49%	3.84%
Weighted Average Exercise Price	$0.54	$0.25
Weighted Average Stock Price	$0.54	$0.25
Expected Life of Options (years)	7.00	6.12
Expected Annualized Volatility	100.00%	100.00%
Grant Fair Value	$0.45	$0.13
Expected Forfeiture Rate	N/A	N/A
Expected Dividend Yield	N/A	N/A

Stock option activity for the six months ended June 30, 2024, and for the year ended December 31, 2023, is presented below:

		Weighted Average	Weighted Avg.
	Number of Options	Exercise Price	Remaining Life
Balance, December 31, 2022	23,547,558	$0.66	7.30
Forfeitures	(4,137,079)	0.82	—
Granted	10,558,845	0.25	6.42
Balance, December 31, 2023	29,969,324	$0.50	6.18
Forfeitures	(616,126)	0.79	—
Exercised	(50,000)	0.33	—
Granted	540,000	0.54	—
Options Outstanding at June 30, 2024	29,843,198	$0.49	5.72

Options Exercisable at June 30, 2024	25,427,087	$0.42	5.30

During the three and six month periods ended June 30, 2024, the Company recognized ($60,751) and $25,981 in stock-based compensation relating to stock options, respectively. During the three and six month periods ended June 30, 2023, the Company recognized $600,377 and $1,999,635 in stock-based compensation relating to stock options, respectively. As of June 30, 2024, the total unrecognized compensation costs related to unvested stock options awards granted was $647,705. In addition, the weighted average period over which the unrecognized compensation expense is expected to be recognized is approximately 1.6 years. The total intrinsic value of stock options outstanding and exercisable as of June 30, 2024, was $4,574,605 and $4,108,845, respectively.

The Company does not estimate forfeiture rates when calculating compensation expense. The Company records forfeitures as they occur.

Warrants

Subordinate Voting Share (SVS) warrants entitle the holder to purchase one subordinate voting share of the Company. Multiple Voting Share (MVS) warrants entitle the holder to purchase one multiple voting share of the Company.

A summary of the warrants outstanding is as follows:

	Number of	Weighted Average	Weighted Average
SVS Warrants	Warrants	Exercise Price	Remaining Life
Warrants outstanding at December 31, 2022	150,000	$1.49	2.00
Granted	16,250,000	0.20	5.00
Warrants outstanding at December 31, 2023	16,400,000	$0.21	4.57
Granted	—	—	—
Exercised	(200,000)	0.145	—
Warrants outstanding at June 30, 2024	16,200,000	$0.21	4.07

Warrants exercisable at June 30, 2024	16,200,000	$0.21	4.07

	Number of	Weighted Average	Weighted Average
SVS Warrants Denominated in C$	Warrants	Exercise Price	Remaining Life
Warrants outstanding at December 31, 2022	3,037,649	$3.50	3.23
Granted	—	—	—
Warrants outstanding at December 31, 2023	3,037,649	$3.50	2.23
Granted	—	—	—
Warrants outstanding at June 30, 2024	3,037,649	$3.50	1.73

Warrants exercisable at June 30, 2024	3,037,649	$3.50	1.73

During both the three and six month periods ended June 30, 2024, $0 (2023 - $1,248,224) in stock-based compensation expense was recorded in connection with outstanding warrants.

Restricted Stock Units (“RSUs”)

The expense associated with RSUs is based on the closing share price of the Company’s subordinate voting shares on the business day immediately preceding the grant date, adjusted for the absence of future dividends and is amortized on a straight-line basis over the periods during which the restrictions lapse. The Company currently has RSUs that vest over a three year period. The awards are generally subject to forfeiture in the event of termination of employment. During the three and six months ended June 30, 2024, the Company recognized $183 and $93,240, respectively, in stock-based compensation expense related to RSUs. During the three and six month periods ended June 30, 2023, the Company recognized $188,603 and $464,939, respectively, in stock-based compensation expense related to RSUs.

A summary of RSUs is as follows:

		Weighted Avg.
	Number of Shares	Fair Value
Balance, December 31, 2022	3,221,677	$0.81
Forfeitures	(678,666)	0.54
Balance, December 31, 2023	2,543,011	0.88
Granted	121,625	0.41
Forfeitures	(163,720)	0.54
Balance, June 30, 2024	2,500,916	0.88

Vested at June 30, 2024	1,025,253	$0.95

17. Commitments and Contingencies

Legal proceedings

Schneyer

On February 25, 2019, Dr. Mark Schneyer (“Schneyer”) filed a lawsuit in Minnesota District Court, Fourth District (the “Court”), on his own behalf and, derivatively, on behalf of Dorchester Capital, LLC, naming Vireo Health, Inc. (“Vireo U.S.”), Dorchester Management, LLC (“Dorchester Management”), and Dorchester Capital, LLC (“Capital”), as defendants. The essence of the claims made by Schneyer is Vireo U.S. paid an inadequate price for MaryMed, LLC (“MaryMed”), which it purchased from Capital in 2018, and that the consideration given – shares of preferred stock in Vireo U.S. – was distributed inappropriately by Capital at the direction of Dorchester Management (the managing member of Capital). Schneyer, who is a Class B member of Capital, sought unspecified damages in excess of $50,000 and other relief. Dorchester Management, LLC is an affiliated entity to Vireo U.S. and was previously used as a management company over Dorchester Capital, LLC. It no longer has active operations following Vireo Health, Inc.’s acquisition of MaryMed, LLC in 2018. It is owned and controlled by Kyle E. Kingsley and Amber H. Shimpa, executive officers and directors of Vireo U.S. and the Company.

While Vireo U.S. continues to believe that Schneyer’s claims lack merit, it agreed to settle the litigation in April 2023 to avoid the expense, distraction and risk of the pre-trial and trial processes. Entering into this settlement in no way changed the defendants’ position that they did nothing wrong and that the claims were baseless.

Verano

On January 31, 2022, the Company entered into the Arrangement Agreement with Verano, pursuant to which Verano was to acquire all of the issued and outstanding shares of Vireo Growth pursuant to a Plan of Arrangement. Subject to the terms and conditions set forth in the Arrangement Agreement and the Plan of Arrangement, holders of Vireo Growth Shares would receive 0.22652 of a Verano Subordinate Voting Share, subject to adjustment as described below, for each Subordinate Voting Share held, and 22.652 Verano Subordinate Voting Shares for each Multiple Voting Share and Super Voting Share held, immediately prior to the effective time of the Arrangement.

On October 13, 2022, Vireo Growth received a notice of purported termination of the Arrangement Agreement (the “Notice”) from Verano. The Notice asserted certain breaches of the Arrangement Agreement, including claims the Company’s public filings and communications with respect to its business and ongoing operations were misleading and that the Company breached its representations to Verano under the Arrangement Agreement. Verano also claimed, as a result of such breaches, it is entitled to payment of a $14,875,000 termination fee and its transaction expenses. Vireo Growth denies all of Verano’s allegations and affirmatively asserts that it has complied with its obligations under the Arrangement Agreement, and with its disclosure obligations under US and Canadian law, in all material respects at all times. The Company believes that Verano has no factual or legal basis to justify or support its purported termination of the Arrangement Agreement, which the Company determined to treat as a repudiation of the Arrangement Agreement.

On October 21, 2022, Vireo Growth commenced an action in the Supreme Court of British Columbia against Verano after Verano wrongfully repudiated the Arrangement Agreement. The Company is seeking damages, costs and interest, based on Verano's breach of contract and of its duty of good faith and honest performance.

On November 14, 2022, Verano filed counterclaims against the Company for the termination fee and transaction expenses described above.

On July 31, 2023, the Company filed a requisition for adjournment of its application filed July 14, 2023, and set for hearing on July 31, 2023 to compel Verano’s compliance with document production based upon the Company’s belief that Verano was engaging in tactics to delay the litigation.

Throughout 2023, the Company served 4 lists of documents, reviewed document production from Verano, and prepared for examinations for discovery.

On May 2, 2024 the Company filed an application with the Supreme Court of British Columbia for summary determination. The Company is seeking substantial damages, specifically US $860.9 million, as well as other costs and legal fees, based on Verano’s breach of contract and of its duty of good faith and honest performance.

Due to uncertainties inherent in litigation, it is not possible for Vireo Growth to predict the timing or final outcome of the legal proceedings against Verano or to determine the amount of damages, if any, that may be awarded.  The damages sought will be significant and material given that Verano’s breach left the Company in a vulnerable position resulting in the Company being constrained in its ability to fund growth initiatives that were desirable and that its competitors were able to undertake, most notably in Minnesota and New York markets.

Lease commitments

The Company leases various facilities, under non-cancelable finance and operating leases, which expire at various dates through September 2041.

18. Selling, General and Administrative Expenses

Selling, general and administrative expenses are comprised of the following items:

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Salaries and benefits	$3,666,392	$3,865,517	$7,179,128	$7,662,927
Professional fees	1,871,585	1,696,559	3,298,681	2,586,726
Insurance expenses	409,085	676,049	978,270	1,311,488
Marketing	189,946	227,068	411,960	452,181
Other expenses	1,427,223	1,594,234	2,747,805	3,202,940
Total	$7,564,231	$8,059,427	$14,615,844	$15,216,262

19. Other Income (Expense)

The CARES Act provides an employee retention credit (“CARES Employee Retention credit”), which is a refundable tax credit against certain employment taxes of up to $5,000 per employee for eligible employers. The tax credit is equal to 50% of qualified wages paid to employees during a quarter, capped at $10,000 of qualified wages per employee through December 31, 2020. Additional relief provisions were passed by the United States government, which extend and slightly expand the qualified wage caps on these credits through December 31, 2021. Based on these additional provisions, the tax credit is now equal to 70% of qualified wages paid to employees during a quarter, and the limit on qualified wages per employee has been increased to $10,000 of qualified wages per quarter. The Company applied for and received the tax credit under the CARES Act. During the three and six months ended June 30, 2024, the Company recorded and received

$0 (2023 - $4,650,264) related to the CARES Employee Retention credit in other income on the unaudited condensed consolidated statement of loss and comprehensive loss for the three and six months ended June 30, 2024 and 2023.

On May 25, 2023, the Company and Grown Rogue International, Inc. (“Grown Rogue”) entered into a strategic agreement whereby Grown Rogue will support Vireo Growth in the optimization of its cannabis flower products. As part of this strategic agreement Grown Rogue granted the Company 8,500,000 warrants to purchase subordinate voting shares of Grown Rogue on October 5, 2023. These warrants were valued at $4,867,643 on June 30, 2024 using a stock price of $0.65, an exercise price of $0.164, an expected life of 4.27 years, an annual risk free rate of 4.33%, and volatility of 100%. The change in fair value for the three and six months ended June 30, 2024, of $1,602,412 and $2,930,291, respectively, was recorded as other income in the unaudited condensed consolidated statement of loss and comprehensive loss for the three and six months ended June 30, 2024.

20. Supplemental Cash Flow Information(1)

	June 30,	June 30,
	2024	2023
Cash paid for interest	$13,584,622	$12,003,729
Cash paid for income taxes	—	1,055,235
Change in construction accrued expenses	(286,156)	8,211,272

(1)	For supplemental cash flow information related to leases, refer to Note 9.

21. Financial Instruments

Credit risk

Credit risk is the risk of loss associated with counterparty’s inability to fulfill its payment obligations. The Company’s credit risk is primarily attributable to cash, accounts receivable, and notes receivable. A small portion of cash is held on hand, from which management believes the risk of loss is remote. Receivables relate primarily to wholesale sales. The Company does not have significant credit risk with respect to customers. The Company’s maximum credit risk exposure is equivalent to the carrying value of these instruments. The Company has been granted licenses pursuant to the laws of the states of Maryland, Minnesota, and New York with respect to cultivating, processing, and/or distributing marijuana. Presently, this industry is illegal under United States federal law. The Company has adhered, and intends to continue to adhere, strictly to the applicable state statutes in its operations.

Liquidity risk

The Company’s approach to managing liquidity risk is to ensure that it will have sufficient liquidity to meet liabilities when due. As of June 30, 2024, the Company’s financial liabilities consist of accounts payable, accrued liabilities, debt, convertible debt, liabilities held for sale, and uncertain tax liabilities. The Company manages liquidity risk by reviewing its capital requirements on an ongoing basis. Historically, the Company’s main source of funding has been additional funding from investors and debt issuances. The Company’s access to financing is always uncertain. There can be no assurance of continued access to significant equity or debt financing.

Legal Risk

Vireo Growth operates in the United States. The U.S. federal government regulates drugs through the Controlled Substances Act (21 U.S.C. § 811), which places controlled substances, including cannabis, in a schedule. Cannabis is classified as a Schedule I drug. Under U.S. federal law, a Schedule I drug or substance has a high potential for abuse, no accepted medical use in the U.S., and a lack of accepted safety for the use of the drug under medical supervision. The U.S. Food and Drug Administration has not approved marijuana as a safe and effective drug for any indication. In the U.S.

marijuana is largely regulated at the state level. State laws regulating cannabis are in direct conflict with the federal Controlled Substances Act, which makes cannabis use and possession federally illegal.

Foreign currency risk

Foreign currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in foreign currency rates. Given the Company’s financial transactions are rarely denominated in a foreign currency, there is minimal foreign currency risk exposure.

Interest rate risk

Interest rate risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company currently carries variable interest-bearing debt subject to fluctuations in the United States Prime rate. A change of 100 basis points in interest rates during the three months ended June 30, 2024, would have resulted in a corresponding change in the statement of loss and comprehensive loss of $278,099.

22. Related Party Transactions

As of June 30, 2024, and December 31, 2023, there were $0 and $121,846 due to related parties, respectively.

23. Subsequent Events

On July 1, 2024, the Company received $3,600,000 in proceeds related to the repayment of the outstanding current note receivable of $3,750,000. The $3,750,000 note receivable was consideration received from Jushi Holdings, Inc. (“Jushi”) in connection with the divestiture of the Company’s Pennsylvania operations in 2020. The Company has relieved Jushi of any further liability, and considers the note receivable to be fully paid.

On July 31, 2024, the Company executed a ninth amendment to the Company’s Green Ivy credit agreement with Chicago Atlantic and affiliates. The ninth amendment to the Company’s credit agreement extends the maturity date on the credit facility loans to January 29, 2027, adjusts and extends the designated event of default with respect to the Company’s ongoing disposition of its New York operations through July 31, 2025, and amends certain financial measure definitions and covenants within the agreement. The Company will issue 12,500,000 Subordinate Voting Shares to the lenders in consideration for the credit facility amendment.

On July 31, 2024, Chicago Atlantic notified the Company of its intent to voluntarily convert all outstanding convertible notes. The convertible loan carried an interest rate of 12.0 percent, and was convertible into equity shares of the Company at a strike price of US $0.145. As a result of the conversion, Vireo will issue approximately 73,000,000 million Subordinate Voting Shares to Chicago Atlantic and its affiliates.

,

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with the financial information and the notes thereto included in Part I, Item 1 of this Quarterly Report on Form 10-Q. Some of the information contained in this discussion and analysis or set forth elsewhere in this Quarterly Report on Form 10-Q, including information with respect to our outlook, plans and strategy for our business and potential financing, includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, or “forward-looking information” within the meaning of Canadian securities laws. These statements are often identified by the use of words such as “anticipate,” “believe,” “continue,” “remain,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “will,” “would,” “should,” “potential,” “intention,” “strategy,” “strategic,” “approach,” “subject to,” “possible,” “pending,” “if,” or the negative or plural of these words or similar expressions or variations. Such forward-looking statements and forward-looking information are subject to a number of risks, uncertainties, assumptions and other factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by the forward-looking statements or forward-looking information. Factors that could cause or contribute to such differences include, but are not limited to, those identified in this Quarterly Report on Form 10-Q and those discussed in the section titled “Risk Factors” set forth in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2023, as amended, and in our other SEC and Canadian public filings. Such forward-looking statements reflect our beliefs and opinions on the relevant subject based on information available to us as of the date of this report, and while we believe that information provides a reasonable basis for these statements, that information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely on these statements. You should not rely upon forward-looking statements or forward-looking information as predictions of future events. Furthermore, such forward-looking statements or forward-looking information speak only as of the date of this report. Except as required by law, we undertake no obligation to update any forward-looking statements or forward-looking information to reflect events or circumstances after the date of such statements.

Amounts are presented in United States dollars, except as otherwise indicated.

Overview of the Company

Vireo Growth is a cannabis company whose mission is to provide safe access, quality products and value to its customers while supporting its local communities through active participation and restorative justice programs. The Company is evolving with the industry and is in the midst of a transformation to being significantly more customer-centric across its operations, which include cultivation, manufacturing, wholesale and retail business lines. With our core operations strategically located in three limited-license markets through our state-licensed subsidiaries, we cultivate and manufacture cannabis products and distribute these products through our growing network of Green Goods® and other retail dispensaries we own or operate as well as to third-party dispensaries in the markets in which our subsidiaries hold operating licenses.

The termination of the Arrangement Agreement with Verano (as more fully described in Note 17 – Commitments and Contingencies – of our notes to our consolidated financial statement contained herein) gives rise to substantial doubt about the Company’s ability to continue as a going concern. Company management is working with the Company’s lenders, counsel, and other applicable parties to implement a plan to effectively mitigate the conditions giving rise to substantial doubt. Elements of this plan may include, but are not limited to, asset sales, debt restructuring, and capital raises. The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. However, the Company’s continuance as going concern is dependent on its future profitability and implementation of the aforementioned plan. The Company may not be successful in these efforts.

Three months ended June 30, 2024, Compared to Three months ended June 30, 2023

Revenue

We derived our revenue from cultivating, processing, and distributing cannabis products through our fourteen dispensaries in three states and our wholesale sales to third parties in three states. For the three months ended June 30, 2024, 83% of our revenue was generated from retail dispensaries and 17% from the wholesale business. For the three months ended June 30, 2023, 85% of our revenue was generated from retail business and 15% from wholesale business.

For the three months ended June 30, 2024, Minnesota operations contributed approximately 49% of revenues, New York contributed 10%, and Maryland contributed 41%. For the three months ended June 30, 2023, Minnesota operations contributed approximately 57% of revenues, New York contributed 17%, New Mexico contributed 5%, and Maryland contributed 21%.

Revenue for the three months ended June 30, 2024, was $25,108,247, an increase of $4,911,691 or 24% compared to revenue of $20,196,556 for the three-months ended June 30, 2023. The increase is primarily attributable to increased revenue contributions from the Maryland business driven by the commencement of adult-use sales on July 1, 2023, partially offset by the decrease in New Mexico revenues, which was divested in June of 2023.

Retail revenue for the three months ended June 30, 2024, was $20,819,019 an increase of $3,675,920 or 21% compared to retail revenue of $17,143,099 for the three months ended June 30, 2023, primarily due to increased revenue contributions from the Maryland business driven by the commencement of adult-use sales on July 1, 2023, partially offset by the decrease in New Mexico revenues, which was divested in June of 2023.

Wholesale revenue for the three months ended June 30, 2024, was $4,289,228, an increase of $1,235,771 compared to wholesale revenue of $3,053,457 for the three months ended June 30, 2023. The increase was primarily due to increased revenue contributions from the Maryland business driven by the commencement of adult-use sales on July 1, 2023.

	Three Months Ended
	June 30,
	2024	2023	$Change	% Change
Retail:
MN	$12,238,957	$11,479,371	$759,586	7%
NY	1,604,327	2,279,635	(675,308)	(30)%
NM	—	911,969	(911,969)	(100)%
MD	6,975,735	2,472,124	4,503,611	182%
Total Retail	$20,819,019	$17,143,099	$3,675,920	21%

Wholesale:
MD	3,283,635	1,837,145	1,446,490	79%
NY	998,724	1,176,585	(177,861)	(15)%
NM	—	39,727	(39,727)	(100)%
MN	6,869	—	6,869	100%
Total Wholesale	$4,289,228	$3,053,457	$1,235,771	40%

Total Revenue	$25,108,247	$20,196,556	$4,911,691	24%
NY and NM	$(2,603,051)	$(4,407,916)	$1,804,865	(41)%
Total Revenue excluding NY and NM	$22,505,196	$15,788,640	$6,716,556	43%
N.M. Not Meaningful

Cost of Sales and Gross Profit

Gross profit reflects total net revenue less cost of sales. Cost of sales represents the costs attributable to producing bulk materials and finished goods, which includes direct materials, labor, and certain indirect costs such as depreciation, insurance, utilities and valuation adjustments. Cannabis costs are affected by various state regulations that limit the sourcing and procurement of cannabis product, which may create fluctuations in gross profit over comparative periods as the regulatory environment changes.

Cost of sales are determined from costs related to the cultivation and processing of cannabis and cannabis-derived products as well as the cost of finished goods inventory purchased from third parties and valuation adjustments.

Cost of sales for the three months ended June 30, 2024, was $11,557,604, an increase of $692,344 compared to the three months ended June 30, 2023, of $10,865,260.

Gross profit for the three months ended June 30, 2024, was $13,550,643, representing a gross margin of 54%. This is compared to gross profit for the three months ended June 30, 2023, of $9,331,296 or a 46% gross margin. The increase was primarily attributable to increased profit and margin contributions in Maryland driven by the commencement of Maryland adult-use sales on July 1, 2023.

We believe our current production capacity has not been fully realized and we expect future operations to benefit from increased revenue growth reflective of higher demand, increased product output and new product development. However, we expect gradual price compression as markets mature, which could place downward pressure on our retail and wholesale gross margins.

Total Expenses

Total expenses other than the cost of sales consist of selling costs to support customer relationships, marketing, and branding activities. It also includes a significant investment in the corporate infrastructure required to support ongoing business.

Selling costs generally correlate to revenue. In the short-term as a percentage of sales, we expect selling costs to remain relatively flat.  However, as anticipated positive regulatory developments in our core markets occur, we expect selling costs as a percentage of sales to decrease via growth in our retail and wholesale channels.

General and administrative expenses also include costs incurred at the corporate offices, primarily related to personnel costs, including salaries, benefits, and other professional service costs, as well as corporate insurance, legal and professional fees associated with being a publicly traded company. We expect general and administrative expenses as a percentage of sales to decrease as we realize revenue growth organically and through anticipated positive regulatory developments in our core markets.

Total expenses for the three months ended June 30, 2024, were $7,756,621 a decrease of $2,616,719 compared to total expenses of $10,373,340 for the three months ended June 30, 2023. The decrease in total expenses is primarily attributable to a decrease in stock-based compensation expense.

Operating Income before Other Income (Expense) and Income Taxes

Operating income before other income (expense) and provision for income taxes for the three months ended June 30, 2024, was $5,794,022 an increase of $6,836,066 compared to operating loss of $1,042,044 for the three months ended June 30, 2023.

Total Other Expense

Total other expense for the three months ended June 30, 2024, was $6,022,433, an increase of $1,328,093 compared to other expense of $4,694,340 for the three months ended June 30, 2023. This change is primarily attributable to an increased interest expenses partially offset by the gain on warrants held of $1,602,412.

Provision for Income Taxes

Income tax expense is recognized based on the expected tax payable on the taxable income for the year, using tax rates enacted or substantively enacted at year-end. For the three months ended June 30, 2024, tax expense totaled $440,000 compared to tax expense of $1,592,871 for the three months ended June 30, 2023.

Six months ended June 30, 2024, Compared to six months ended June 30, 2023

Revenue

We derived our revenue from cultivating, processing, and distributing cannabis products through our fourteen dispensaries in three states and our wholesale sales to third parties in three states. For the six months ended June 30, 2024, 82% of our revenue was generated from retail dispensaries and 18% from the wholesale business. For the six months ended June 30, 2023, 86% of our revenue was generated from retail business and 14% from wholesale business.

For the six months ended June 30, 2024, Minnesota operations contributed approximately 48% of revenues, New York contributed 11%, and Maryland contributed 41%. For the six months ended June 30, 2023, Minnesota operations contributed approximately 57% of revenues, New York contributed 17%, New Mexico contributed 5%, and Maryland contributed 21%.

Revenue for the six months ended June 30, 2024, was $49,195,562, an increase of $9,910,852 or 25% compared to revenue of $39,284,980 for the six months ended June 30, 2023. The increase is primarily attributable to increased revenue contributions from the Maryland business driven by the commencement of adult-use sales on July 1, 2023, partially offset by the decrease in New Mexico revenues, which was divested in June of 2023.

Retail revenue for the six months ended June 30, 2024, was $40,418,459 an increase of $6,803,560 or 20% compared to retail revenue of $33,614,899 for the six months ended June 30, 2023, primarily due to increased revenue contributions from the Maryland business driven by the commencement of adult-use sales on July 1, 2023, partially offset by the decrease in New Mexico revenues, which was divested in June of 2023.

Wholesale revenue for the six months ended June 30, 2024, was $8,777,103, an increase of $3,107,022 compared to wholesale revenue of $5,670,081 for the six months ended June 30, 2023. The increase was primarily due to increased revenue contributions from the Maryland business driven by the commencement of adult-use sales on July 1, 2023.

	Six Months Ended
	June 30,
	2024	2023	$ Change	% Change
Retail:
MN	$23,216,046	$22,198,288	$1,017,758	5%
NY	3,425,596	4,641,577	(1,215,981)	(26)%
NM	—	1,964,285	(1,964,285)	(100)%
MD	13,776,817	4,810,749	8,966,068	186%
Total Retail	$40,418,459	$33,614,899	$6,803,560	20%

Wholesale:
MD	$6,637,296	$3,401,020	$3,236,276	95%
NY	2,132,938	2,229,334	(96,396)	(4)%
NM	—	39,727	(39,727)	(100)%
MN	6,869	—	6,869	100%

Total Wholesale	$8,777,103	$5,670,081	$3,107,022	55%

Total Revenue	$49,195,562	$39,284,980	$9,910,582	25%

NY and NM	$(5,558,534)	$(8,835,196)	$3,276,662	(37)%
Total Revenue excluding NM and AZ	$43,637,028	$30,449,784	$13,187,244	43%

Cost of Sales and Gross Profit

Cost of sales for the six months ended June 30, 2024, was $23,400,492, an increase of $2,967,021 compared to the six months ended June 30, 2023, of $20,433,471.

Gross profit for the six months ended June 30, 2024, was $25,795,070, representing a gross margin of 52%. This is compared to gross profit for the six months ended June 30, 2023, of $18,851,509 or a 48% gross margin. The increase was primarily attributable to increased profit and margin contributions in Maryland driven by the commencement of Maryland adult-use sales on July 1, 2023.

Total Expenses

Total expenses for the six months ended June 30, 2024, were $15,241,603 a decrease of $4,283,442 compared to total expenses of $19,525,045 for the six months ended June 30, 2023. The decrease in total expenses is primarily attributable to a decrease in salaries and wages and stock-based compensation expense.

Operating Income before Other Income (Expense) and Income Taxes

Operating income before other income (expense) and provision for income taxes for the six months ended June 30, 2024, was $10,553,467 an increase of $11,227,003 compared to operating loss of $673,536 for the six months ended June 30, 2023.

Total Other Expense

Total other expense for the six months ended June 30, 2024, was $13,548,337, an increase of $1,741,520 compared to other expense of $11,806,817 for the six months ended June 30, 2023. This change is primarily attributable to an increased interest expenses.

Provision for Income Taxes

Income tax expense is recognized based on the expected tax payable on the taxable income for the year, using tax rates enacted or substantively enacted at year-end. For the six months ended June 30, 2024, tax expense totaled $4,385,000 compared to tax expense of $3,254,871 for the six months ended June 30, 2023.

NON-GAAP MEASURES

EBITDA is a non-GAAP measure that does not have a standardized definition under the generally accepted accounting principles in the United States of America (“GAAP”). Total Revenues excluding revenues from states where we have divested operations is also a non-GAAP measure that does not have a standardized definition under GAAP. The following information provides reconciliations of the supplemental non-GAAP financial measure EBITDA presented herein to the most directly comparable financial measures calculated and presented in accordance with GAAP.  Reconciliations of the supplemental non-GAAP financial measure Total Revenues that excludes revenues from states where we have divested operations presented herein to the most directly comparable financial measures calculated in accordance with GAAP can be found in the tables above where the measure appears. We have provided these non-GAAP financial measures, which are not calculated or presented in accordance with GAAP, as supplemental information and in addition to the financial measures that are calculated and presented in accordance with GAAP. These supplemental non-GAAP financial measures are presented because management has evaluated the financial results both including and excluding the adjusted items and believes that the supplemental non-GAAP financial measures presented provide additional perspective and insights when analyzing the core operating performance of the business. This supplemental non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Net income (loss)	$(668,411)	$(7,329,255)	$(7,379,870)	$(15,735,224)
Interest expense, net	7,518,454	7,744,794	16,241,091	14,879,584
Income taxes	440,000	1,592,871	4,385,000	3,254,871
Depreciation & Amortization	252,958	276,709	506,538	595,985
Depreciation and amortization included in cost of sales	585,740	559,978	1,170,698	1,294,065
EBITDA (non-GAAP)	$8,128,741	$2,845,097	$14,923,457	$4,289,281

Liquidity, Financing Activities During the Period, and Capital Resources

We are an early-stage growth company. We are generating cash from sales and deploying our capital reserves to acquire and develop assets capable of producing additional revenues and earnings over both the immediate and near term. Capital reserves are for capital expenditures and improvements in existing facilities, product development and marketing, customer, supplier, investor, industry relations, and working capital.

Current management forecasts and related assumptions support the view that we can adequately manage the operational needs of the business.

Credit Facility

During 2017 the Company signed a promissory note payable in the amount of $1,010,000. The note bears interest at a rate of 15% per annum with interest payments required on a monthly basis. In 2019, the Company’s promissory note payable in the amount of $1,010,000 was modified to increase the amount payable to $1,110,000. The Company repaid the note in full during the six months ended June 30, 2024.

On November 19, 2021, the Company signed a promissory note payable in the amount of $2,000,000 in connection with the acquisition of Charm City Medicus, LLC. The note bears an interest rate of 8% per annum with interest payments due on the last day of each calendar quarter. On November 19, 2023, the Company and lender amended the note. Per the terms of the amendment, the interest rate was modified to 15%, and the Company paid off $1,000,000 of principal.  The remaining principal balance of $1,000,000 is due on November 19, 2024, and the note is secured by 25% of the membership interests in Vireo Health of Charm City, LLC.

On March 25, 2021, the Company entered into a credit agreement for a senior secured delayed draw term loan with an aggregate principal amount of up to $46,000,000 (the “Credit Facility”), and executed a draw of $26,000,000 in principal. The unpaid principal amounts outstanding under the Credit Facility bear interest at a rate of (a) the U.S. prime rate plus 10.375%, payable monthly in cash, and (b) 2.75% per annum paid in kind (“PIK”) interest payable monthly. In connection with the Credit Facility, the Company also pays a monthly credit monitoring fee in the amount of $130,400 which is included in interest expense in the consolidated statements of loss and comprehensive loss for the six months ended June 30, 2024 and 2023.

On November 18, 2021, the Company and lenders amended the Credit Facility to provide for an additional loan of $4,200,000 with a cash interest rate of 15% per annum and PIK interest of 2% per annum and a maturity date of November 29, 2024. Obligations under the Credit Facility are secured by substantially all the assets of the Company.

On January 31, 2022, Vireo Growth and certain of its subsidiaries, as borrowers (collectively, “Borrowers”), entered into a Third Amendment to the Credit Facility (the “Third Amendment”) providing for additional delayed draw term loans of up to $55 million (the “Delayed Draw Loans”). The cash interest rate on the Delayed Draw Loans under the Third Amendment is equal to the U.S. prime rate plus 10.375%, with a minimum required rate of 13.375% per annum, in addition to PIK interest of 2.75% per annum.

On March 31, 2023, the Company executed a fifth amendment to its Credit Facility with its senior secured lender, Chicago Atlantic Admin, LLC (the "Agent"), an affiliate of Green Ivy Capital, and a group of lenders. The amended credit facility extends the maturity date on its Delayed Draw Loans to April 30, 2024, through the issuance of 15,000,000 Subordinate Voting Shares in lieu of a cash extension fee. These 15,000,000 shares were valued at $1,407,903 using a fair value per share of $0.094 and considered a deferred financing cost. The fair value per share reflects a 22% discount to the market price at the time of issuance to account for the four-month trading lock-up imposed on the shares. The amendment also provides the Company with reduced cash outlays by eliminating required amortization of the loan, and requires the Company to divest certain assets to improve its liquidity position and financial performance. The Company has the potential to extend the maturity date on its Delayed Draw Loans up to January 31, 2026 with the satisfaction of certain financial performance-related conditions.

On April 30, 2024, the Company executed a short-term extension of the maturity date on the Credit Facility with the Agent. The Credit Facility was extended until June 14, 2024, with no change to any other terms of the existing agreement. On June 14, 2024, another short-term extension was executed which extended the maturity date on the Credit Facility to July 31, 2024, also with no change to any other terms of the existing agreement.

On May 21, 2024, the Company executed a $1,200,000 term loan with the Agent to assist with the purchase of a site for a new dispensary location. The loan bears interest at a rate of 12.0% per annum and is due on May 28, 2027. Financing costs of $68,600 were incurred in connection with the closing of the loan.

Unless otherwise specified, all deferred financing costs are treated as a contra-liability, to be netted against the outstanding loan balance and amortized over the remaining life of the loan. As of June 30, 2024, $66,694 (December 31, 2023 - $1,524,531) of deferred financing costs remain unamortized.

Convertible Notes

On April 28, 2023, the Company closed on a new convertible debt facility which enables the Company to access up to $10,000,000 in aggregate principal amount of convertible notes (the “Convertible Notes”). The convertible facility has a term of three years, with an annual interest rate of 12.0%, comprised of 6.0% cash and 6.0% PIK. The initial tranche's principal amount of Convertible Notes outstanding in the amount of $2,000,000, plus all PIK and all other accrued but unpaid interest thereunder, is convertible into Subordinate Voting Shares of the Company at the option of the holders at any time by written notice to the Company, at a conversion price equal to $0.145. For each future tranche advanced, the principal amount of Convertible Notes outstanding, plus all PIK interest and all other accrued but unpaid interest thereunder, is convertible into Subordinate Voting Shares of the Company at the option of the holders at any time by written notice to the Company, at a conversion price equal to the lesser of $0.145 or a 20.0% premium over the 30-day volume weighted average price of the Company’s Subordinate Voting Shares calculated on the day prior to the date on which each tranche is advanced, if permitted by the CSE. The lenders also have the right to advance any remaining undrawn funds on the convertible loan facility to the Company at any time. If the notes are not converted, the outstanding principal amount and unpaid PIK interest is due on April 30, 2026.

During the year ended December 31, 2023, the Company closed eight additional tranches of Convertible Notes, which are convertible into Subordinate Voting Shares at a conversion price of $0.145. Total proceeds received from these tranches amounted to $8,000,000.

In connection with this financing, the Company issued 6,250,000 warrants to purchase Subordinate Voting Shares of the Company to the lenders. These warrants have a five year term, a strike price of $0.145, and were valued at $497,055. The value of these warrants and other legal and administrative expenses amounting to $1,346,793 are treated as deferred financing costs. All deferred financing costs are treated as a contra-liability, to be netted against the outstanding loan balance and amortized over the remaining life of the loan. As of  June 30, 2024 $851,477 (December 31, 2023 - $1,083,697) of deferred financing costs remain unamortized.

Cash Used in Operating Activities

Net cash used in operating activities was $1.2 million for the six months ended June 30, 2024, a decrease of $1.0 million as compared to $2.2 million for the six months ended June 30, 2023. The decrease is primarily attributed to increased gross profit.

Cash Used in Investing Activities

Net cash used in investing activities was $4.2 million for the six months ended June 30, 2024, an increase of $2.0 million compared to net cash used in investing activities of $2.2 million for the six months ended June 30, 2023. The increase is primarily attributable to increased property, plant, and equipment additions relative to the prior year quarter.

Cash Used in Financing Activities

Net cash provided by financing activities was $0.7 million for the six months ended June 30, 2024, a change of $0.2 million as compared to $0.5 million provided by financing activities in the six months ended June 30, 2023. The change was principally due to the issuance of shares during the six months ended June 30, 2024.

Lease Transactions

As of June 30, 2024, we have entered into lease agreements for the use of buildings used in cultivation, production and/or sales of cannabis products in Maryland, Minnesota, and New York.

The lease agreements for all of the retail space used for our dispensary operations are with third-party landlords and remaining duration ranges from 1 to 6 years. These agreements are short-term facility leases that require us to make monthly rent payments as well as funding common area costs, utilities and maintenance. In some cases, we have received tenant improvement funds to assist in the buildout of the space to meet our operating needs. As of June 30, 2024, we operated 14 retail locations secured under these agreements.

We have also entered into sale and leaseback arrangements for our cultivation and processing facilities in Minnesota and New York with a special-purpose real estate investment trust. These leases are long-term agreements that provide, among other things, funds to make certain improvements to the property that will significantly enhance production capacity and operational efficiency of the facility.

Excluding any contracts under one year in duration, the future minimum lease payments (principal and interest) on all our leases are as follows:

	Operating Leases	Finance Leases
	June 30, 2024	June 30, 2024	Total
2024	$1,120,387	$6,780,539	$7,900,926
2025	3,047,603	13,773,155	16,820,758
2026	2,727,346	14,183,661	16,911,007
2027	2,474,144	14,606,527	17,080,671
2028	2,254,049	15,042,128	17,296,177
Thereafter	7,824,515	218,572,918	226,397,433
Total minimum lease payments	$19,448,044	$282,958,928	$302,406,972
Less discount to net present value	(4,402,521)	(189,169,326)	(193,571,847)
Less liabilities held for sale	(2,970,335)	(85,444,460)	(88,414,795)
Present value of lease liability	$12,075,188	$8,345,142	$20,420,330

ADDITIONAL INFORMATION

Outstanding Share Data

As of July 31, 2024, we had 114,905,722 shares issued and outstanding, consisting of the following:

(a)  Subordinate voting shares

114,605,008 shares issued and outstanding. The holders of subordinate voting shares are entitled to receive dividends which may be declared from time to time and are entitled to one vote per share at all shareholder meetings. All subordinate voting shares are ranked equally with regards to the Company’s residual assets. The Company is authorized to issue an unlimited number of no-par value subordinate voting shares.

(b)  Multiple voting shares

300,714 shares issued and outstanding. The holders of multiple voting shares are entitled to one hundred votes per share at all shareholder meetings. Each multiple voting share is exchangeable for one hundred subordinate voting shares. The Company is authorized to issue an unlimited number of multiple voting shares.

Options, Warrants, and Convertible Promissory Notes

As of June 30, 2024, we had 29,843,198 employee stock options outstanding, 2,500,916 RSUs outstanding, 3,037,649 Subordinate Voting Share compensation warrants denominated in C$ related to financing activities, and 16,200,000 Subordinate Voting Share compensation warrants outstanding.

Off-Balance Sheet Arrangements

As of the date of this filing, we do not have any off-balance-sheet arrangements that have, or are reasonably likely to have, a current or future effect on our results of operations or financial condition, including, and without limitation, such considerations as liquidity and capital resources.

Critical Accounting Policies and Estimates

There have been no material changes to our critical accounting policies and estimates from the information provided in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in our Annual Report on Form 10-K for the year ended December 31, 2023, as amended.

Item 3. Quantitative and Qualitative Disclosures About Market Risk

Quantitative and qualitative disclosures about market risk have been omitted as permitted under rules applicable to smaller reporting companies.

Item 4. Controls and Procedures

Evaluation of Disclosure Controls and Procedures

Our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are designed to ensure that information required to be disclosed by us in reports we file or submit under the Exchange Act is recorded, processed, summarized and reported within the appropriate time periods, and that such information is accumulated and communicated to the Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely discussions regarding required disclosure. We, under the supervisions of and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, have evaluated the effectiveness of our disclosure controls and procedures as of June 30, 2024, and, based on that evaluation, have concluded that the design and operation of our disclosure controls and procedures were effective as of such date.

Changes in Internal Control over Financial Reporting

There were no changes in our internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) during the three months ended June 30, 2024, that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II — OTHER INFORMATION

Item 1. Legal Proceedings

We are involved in various regulatory issues, claims and lawsuits arising in the ordinary course of business, none of which, in the opinion of management, is expected to have a material, adverse effect on our results of operations or financial condition. The information contained in Part I, Item 1. Financial Statement and Supplementary Date - Note 17, "Commitments and Contingencies," under the heading "Legal Proceedings," is incorporated by reference into this Item 1.

Item 1A. Risk Factors

Not applicable.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds

On June 3, 2024, the Company issued 1,300,078 subordinate voting shares to Chicago Atlantic Opportunity Portfolio, LP in a private placement for consideration of $700,000 pursuant to the exemption from registration available under Section 4(a)(2) under the Securities Act.

Otherwise, there were no unregistered sales of equity securities or repurchase of equity securities occurred during the three months ended June 30, 2024.

Item 5. Other Information

Insider Trading Arrangements

During the three months ended June 30, 2024, none of our directors or officers (as defined in Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended) adopted, modified or terminated a Rule 10b5-1 trading arrangement or non-Rule 10b5-1 trading arrangement (as such terms are defined in Item 408 of Regulation S-K of the Securities Act of 1933).

Item 6. Exhibits

Exhibit No.	Description of Exhibit

3.1	Notice of Alteration, Notice of Articles and Certificate of Name Change dated June 25, 2024 (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed July 1, 2024)

3.2	Articles of Vireo Growth Inc. dated June 25, 2024 (incorporated by reference to Exhibit 3.2 to our Current Report on Form 8-K filed July 1, 2024)

10.71	Binding Letter of Intent, dated April 1, 2024, between Goodness Growth Holdings Inc. and ACE Venture Enterprises, Inc.
10.72	Eighth Amendment to Lease Agreement, dated April 1, 2024, by and between IIP-NY 2 LLC and Vireo Health of New York LLC

10.73

Seventh Amendment to Credit Agreement, dated as of April 30, 2024, by and among Goodness Growth Holdings, Inc. and certain of its subsidiaries, the persons from time-to-time parties thereto as guarantors, the lenders party thereto, and Chicago Atlantic Advisers, LLC, as administrative agent and as collateral agent

10.74

Eighth Amendment to Credit Agreement, dated as of June 14, 2024, by and among Goodness Growth Holdings, Inc. and certain of its subsidiaries, the persons from time-to-time parties thereto as guarantors, the lenders party thereto, and Chicago Atlantic Advisers, LLC, as administrative agent and as collateral agent

10.75	Employment Agreement between Goodness Growth Holdings Inc. and Joshua Rosen, effective January 1, 2024.

10.76

Goodness Growth Holdings, Inc. 2019 Equity Incentive Plan Restricted Stock Unit Agreement, by and between Goodness Growth Holdings, Inc. and Joshua Rosen, effective March 31, 2024 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed June 6, 2024)

10.77

Form of Goodness Growth Holdings, Inc. 2019 Equity Incentive Plan Restricted Stock Unit Agreement (Employee Restricted Stock Unit Award) (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed June 6, 2024)

31.1	Rule 13a-14(a)/15d-14(a) certification of Chief Executive Officer

31.2	Rule 13a-14(a)/15d-14(a) certification of Interim Chief Financial Officer

32.1	Section 1350 certification, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

101

Includes the following financial and related information from Vireo Growth’s Quarterly Report on Form 10-Q as of and for the quarter ended June 30, 2024, formatted in Inline Extensible Business Reporting Language (iXBRL): (1) the Consolidated Balance Sheets, (2) the Consolidated Statements of Income, (3) the Consolidated Statements of Comprehensive Income, (4) the Consolidated Statements of Changes in Stockholders’ Equity, (5) the Consolidated Statements of Cash Flows, and (6) Notes to Consolidated Financial Statements.

104	The cover page from this Quarterly Report on Form 10-Q, formatted in Inline XBRL.

SIGNATURES

Pursuant to requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VIREO GROWTH INC. (Registrant)

Date: August 6, 2024	By:	/s/ Joshua Rosen
		Name:	Joshua Rosen
		Title:	Chief Executive Officer and Interim Chief Financial Officer (signing on behalf of the Registrant and as a principal financial officer of the Registrant)

Exhibit 10.71

ACE Venture Enterprises, Inc.

CONFIDENTIAL
Binding Letter of Intent for Acquisition of
Vireo Health of NY Assets

The following Binding Letter of Intent (“LOI”) constitutes a binding agreement between the Parties. Its terms and conditions are not all-inclusive; however, to the extent provided in this LOI, they shall be binding upon the Parties. As soon as is practicable, the Parties shall execute and deliver mutually acceptable definitive agreements in accordance with the terms of this LOI (the date of the closing under the definitive agreements is referred to herein as the “Closing Date”). This LOI supersedes any previous discussions between the Parties, including that certain LOI dated as of March 7, 2024.

Parties:

“ACE” = Ace Venture Enterprises, Inc., or its designees, assignees, or subsidiaries, including but not limited to Ace Ventures, LLC.

“GDNS” = Goodness Growth Holdings, Inc., or its designees.

“VireoNY” = Vireo Health of New York, LLC, the Registered Organization (“RO”) with the Office of Cannabis Management (“OCM”) in NY.

“IPP” = Innovative Industrial Properties.

“Transaction” = All of the parts of the proposed transaction between the Parties contemplated by this LOI.

Transaction Overview:

The Transaction shall be structured as follows and is intended to take the form of an asset purchase, or another form of purchase as mutually agreeable by the Parties.

1.
Ace Ventures, LLC (“Ace LLC”), a subsidiary of ACE, shall acquire all assets of VireoNY, including, but not limited to, VireoNY’s RO license (“RO License”), any and all assets used in the operation of and related to VireoNY’s cannabis business within New York State, including the leaseholds on the Johnstown cultivation and manufacturing campus (“Johnstown” when referring to the property), VireoNY’s dispensaries, inventory, IP, systems and all other assets. ACE’s purchase price shall be $5 million payable on the Closing Date (“Purchase Price”) plus the total amount outstanding under the Loan (as defined below), if ACE has not made the ACE Loan by May 30, 2024, which amount shall be paid on the Closing Date, plus the other consideration stated below. In the event that ACE provides an unsecured loan to VireoNY in the amount of $5 million in accordance with Section 3 below on or before April 30, 2024, then the Purchase Price shall be reduced to $3 million and in the event that ACE provides an unsecured loan to VireoNY in the amount of $5 million in accordance with Section 3 below after April 30, 2024 but before May 30, 2024, the Purchase Price shall be reduced to $4 million. All assets of VireoNY shall be acquired by ACE on the Closing Date free and clear of all encumbrances, except, for any amount of the Loan outstanding at such time. The Purchase Price shall not be netted against the security deposit paid by VireoNY, to IIP, for the Johnstown asset, and such security deposit shall be repaid to GDNS by ACE upon the assumption of the Johnstown lease and the execution of a purchase option agreement between ACE and IIP to acquire Johnstown from IIP.
2.
ACE will either, at GDNS’ discretion: (i) assume the existing purchase option with IIP in the Johnstown lease pursuant to which ACE would have the right to acquire Johnstown from IIP in accordance with such existing purchase option or (ii) structure a new purchase option with IIP which would provide ACE with the right to acquire Johnstown from IIP for a mutually agreeable amount to be determined by ACE and IIP (which amount shall include a minimum of a $30 million down payment by ACE), in each case with no obligation to, or liability of, GDNS. Notwithstanding the foregoing, on the Closing Date, Ace LLC agrees to assume the entirety of the existing lease of Johnstown with IIP, as amended pursuant to that certain Eighth Amendment to Lease Agreement, dated of even date herewith. Furthermore, as a requirement of the Parties’ entering into this binding LOI, ACE agrees to provide at least $20 million to fund the development of the Johnstown operations and to support the transfer of the IIP lease for Johnstown to Ace. Further, Ace LLC will work in good faith to ensure that: (i) the State of New York will approve the transfer the RO License and (ii) GDNS is released from its corporate guaranty for the Johnstown lease. ACE shall work with VireoNY and IIP in good faith to come up with a resolution on terms acceptable to GDNS to remove GDNS’ corporate guaranty on the Johnstown lease.
3.
GDNS shall commit and agree to provide an unsecured loan in the amount of $2.5 million to VireoNY (the “Loan”), to be funded no later than April 1, 2024. The use of proceeds of the Loan shall be directed to the operationalization of Johnstown to support the activation into the adult-use market, which direction of proceeds shall be made at VireoNY’s reasonable discretion. The Loan shall be governed by a promissory note to be drafted and signed by GDNS and VireoNY. ACE shall have the right to issue an unsecured loan to VireoNY in the amount of no less than $5 million (“ACE Loan”) to be repaid by VireoNY via a promissory note on terms to be agreed upon by such Parties. In the event that ACE makes the ACE Loan to VireoNY, the Purchase Price shall be adjusted as per Section 1 (above) and Ace shall secure exclusivity as per the “Exclusivity” section (below). The proceeds of the ACE Loan shall be used by VireoNY to repay the Loan and to direct the operationalization of Johnstown to support the activation into the adult-use market, with specific approval to be provided by ACE prior to such direction of funds. The Purchase Price payable by Ace to GDNS shall not be directly reduced by any proceeds relating to the ACE Loan except as specified in Section 1 (above).
4.
Ace LLC agrees to absorb VireoNY’s present management and workforce on the Closing Date provided however that ACE shall not be responsible for any pre-existing employment related liabilities prior to the Closing Date, including but not limited to, accrued compensation that is due and owing as of the Closing Date, accrued vacation time, other paid leave or employment related claims for liability occurring before, or that arise in respect of the period of time prior to, the Closing Date (“Prior Employment Claims”). Following the Closing Date, Ace LLC shall be responsible for all costs and payment associated with VireoNY’s present management and workforce moving forward from the Closing Date but excluding Prior Employment Claims. Subject to the indemnification procedures set forth in the definitive agreements, VireoNY shall indemnify ACE, including but not limited to Ace LLC, for any Prior Employment Claims. Nothing herein shall obligate Ace LLC to continuously employ VireoNY’s present management and workforce after the Closing Date and ACE, including but not limited to Ace LLC, shall be permitted to hire consultants and employees in ACE’s sole discretion, including, without limitation, employees and consultants that may replace VireoNY’s present management and workforce. Notwithstanding the foregoing, VireoNY agrees to indemnify and subrogate reasonable legal expenses that may be incurred by ACE in connection with Prior Employment Claims.
5.
GDNS shall provide ACE with ongoing consulting support, with a duration and scope of work to be mutually agreed upon by the Parties. GDNS shall at all times after the Closing Date receive a 15% interest in adjusted net profits generated by ACE following the Closing Date, profits to be calculated based upon an adjusted net income measure to be mutually agreed upon by the Parties in the definitive agreements (hereinafter “Net Profits”) and to expire on an agreed upon date to be determined in good faith (the “Net Profits Interest”). ACE shall be entitled to customary protections by way of the consulting agreement, including but not limited to nonperformance protections and the ability to terminate any consulting agreement with fair and due compensation to GDNS, both Parties acting reasonably. Ace shall have an option to buy-out GDNS’ Net Profit interest following the Closing Date, for fair market value as agreed upon by the Parties based upon a projection of future profits discounted to present value and subject to additional deductions and exclusions as further described in the definitive agreements.
6.
In association with a consulting agreement, GDNS agrees to license GDNS’s entire portfolio of brands for the State of New York other than specifically excluded portfolios to be agreed upon by the Parties (which excluded portfolios shall include GDNS’ hemp-derived beverage portfolio) to ACE to assist with ACE’s commercialization efforts on a limited, exclusive, non-assignable or sub-licensable, royalty-free basis for the duration of the consulting relationship and a reasonable tail to be agreed upon in good faith in the event of termination of the consulting relationship.
7.
ACE shall secure waivers of fee requirements, or acknowledgements of fees paid, from the New York Office of Cannabis Management prior to the Closing Date.
8.
ACE hereby commits to a Closing Date of no later than June 30, 2024.

Due Diligence Period:	ACE hereby agrees and confirms that all due diligence required for ACE to consummate a transaction will be completed on or before May 15, 2024.
Exclusivity:

Nothing in this Binding Letter of Intent shall be construed as creating any prohibitions on GDNS or VireoNY from entering into any other similar agreement or arrangement to sell or dispose of substantially all of the assets or equity interests of VireoNY (“Alternate Transaction”). In the event GDNS or VireoNY enter into a definitive agreement for an Alternate Transaction all binding obligations of the Parties herein shall be null and void and the Parties shall incur no liability arising hereunder (including, but not limited to, repayment of the Loan). Notwithstanding the foregoing, to the extent that ACE provides the ACE Loan to VireoNY at any time before the Closing Date (the date of such ACE Loan, the “Exclusivity Date”), each of GDNS and VireoNY agrees that from and after the Exclusivity Date it will not and will cause its subsidiaries and each its and their respective officers, directors, managers, shareholders, members, employees, agents, consultants, advisors and representatives (collectively, “Company Representatives”) not to, directly or indirectly: (a) solicit, initiate, knowingly encourage or knowingly facilitate any inquiry or the making of any proposal or offer (other than that of ACE) relating to an Alternate Transaction (other than in the ordinary course of business); (b) enter into or otherwise participate in any discussions or negotiations with any person (other than ACE) relating to any Alternate Transaction; (c) furnish to any person (other than ACE) access to its properties, assets, books, contracts, personnel or records for the purposes of determining whether to make or pursue any inquiries or proposals relating to any Alternate Transaction; or (d) enter into any agreement or understanding with any person (other than ACE) with respect to any of the foregoing, or otherwise cooperate with, assist, participate in, or facilitate any effort or attempt by, any person (other than ACE) to seek to do any of the foregoing.

Confidentiality:

This LOI is binding, and the Parties’ discussions regarding this contemplated Transaction may not be made public except for such disclosures as are required by applicable disclosure requirements, securities law, law, regulation or court order. No Party shall make any press release, public statement or other similar announcement without the prior written approval of the other Parties.

Costs and Expenses:

Each Party shall be responsible for its own costs and expenses (including any fees or other expenses payable to legal counsel or other advisors) incurred in connection with the Transaction contemplated herein.

Representation and Transaction Fees:

Parties all acknowledge and agree that there are no brokers, “finders,” or other representatives due compensation associated with the proposed Transaction other than Hyperion Capital, Inc. (“Hyperion”) representing GDNS.

Binding Provisions:	All provisions herein shall be considered binding.
Internal and Regulatory Approvals:

ACE hereby represents and confirms that no additional internal approvals are required in order to consummate the Transaction, which shall include but not be limited to: (a) ACE’s Board of Directors; and (b) ACE’s shareholders by way of a shareholder vote. ACE and GDNS acknowledge that certain regulatory approvals may be required in order to effect the transfer of licenses and the sale of VireoNY. Notwithstanding the foregoing, regulatory approvals are an anticipated aspect of the Transaction and ACE hereby agrees it shall have no ability to terminate the Transaction and has no legal remedy in the event regulatory approvals are not obtained by the Closing Date, provided that regulatory approval is still pending and VireoNY has not been subject to any material adverse event, to be defined in the definitive agreements and mutually agreeable to the Parties.In the event that regulatory approvals are rejected by the Office of Cannabis Management or the proposed acquisition of the RO License otherwise becomes the subject of litigation prior to the Closing Date, the Parties hereto shall have no further obligations to perform on this Binding LOI.

Termination:

This Binding LOI shall terminate and be of no further force and effect upon the earliest to occur of (a) the execution of the definitive agreements, (b) the mutual written agreement of the Parties hereto, (c) the RO License is not able to be transferred by the Closing Date and the Parties hereto do not otherwise agree to mutually extend the date of performance (d) GDNS and/or VireoNY enter into a definitive agreement with a third party for an Alternate Transaction, (e) information is discovered in connection with Prior Employment Claims or there are claims filed against VireoNY or GDNS prior to the Closing Date in connection with harassment, discrimination, sexual assault or fraud, or (f) June 30, 2024, unless mutually extended by the Parties. Notwithstanding the foregoing, the termination of this LOI will not limit the rights or obligations of any Party hereto with respect to any breach of this LOI by the other Party hereto prior to such termination.

Governing Law:	New York.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the undersigned parties have executed this LOI on the dates specified below.

ACE Venture Enterprises, Inc.

By:/s/ Steven Acevedo

Name:Steven Acevedo

Title:Founder & CEO

Date:April 1, 2024

Goodness Growth Holdings, Inc.

By:/s/ Josh Rosen

Name:Josh Rosen

Title:Interim CEO

Date:April 1, 2024

1

Exhibit 10.72

EIGHTH AMENDMENT TO LEASE AGREEMENT

THIS EIGHTH AMENDMENT TO LEASE AGREEMENT (this “Amendment”) is entered into as of April 1, 2024 (the “Amendment Effective Date”), by and between IIP-NY 2 LLC, a Delaware limited liability company (“Landlord”), and Vireo Health of New York, LLC, a New York limited liability company (“Tenant”).

RECITALS

WHEREAS, Landlord and Tenant are parties to that certain Lease Agreement dated as of October 23, 2017, as amended by that certain First Amendment to Lease Agreement dated as of December 7, 2018, as further amended by that certain Second Amendment to Lease Agreement dated as of April 10, 2020, as further amended by that certain Third Amendment to Lease Agreement dated as of September 24, 2021, as further amended by that certain Fourth Amendment to Lease Agreement dated as of February 24, 2023, as further amended by that certain Fifth Amendment to Lease Agreement dated as of October 27, 2023, as further amended by that certain Sixth Amendment to Lease Agreement dated as of March 5, 2024, and as further amended by that certain Seventh Amendment to Lease Agreement dated March 11, 2024 (collectively, the “Existing Lease”), whereby Tenant leases the premises from Landlord located at 256 County Route 117 in Perth, New York; and

WHEREAS, Landlord and Tenant desire to modify and amend the Existing Lease only in the respects and on the conditions hereinafter stated.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

Definitions. For purposes of this Amendment, capitalized terms shall have the meanings ascribed to them in the Existing Lease unless otherwise defined herein. The Existing Lease, as amended by this Amendment, is referred to collectively herein as the “Lease.” From and after the date hereof, the term “Lease,” as used in the Existing Lease, shall mean the Existing Lease, as amended by this Amendment.

Extension of Lease Termination Option. Pursuant to Tenant’s request, Landlord has agreed to further extend the notice and termination dates with respect to Tenant’s option to terminate the Lease pursuant to Section 5 of the Fifth Amendment to the Lease as noted in the Recitals above. Accordingly, Section 5 of the Fifth Amendment of the Lease is hereby deleted in its entirety and replaced with the following:

“One-Time Lease Termination Option. So long as there is no material default or any Default that has occurred and is continuing, Tenant shall have a one-time right, exercisable by written notice (the “Lease Termination Notice”) delivered to Landlord on or before June 15, 2024 (the “Termination Notice Expiration Date”), to terminate the Lease (the “Lease Termination”) effective as of a date specified therein that is on or before June 30, 2024 (the “Lease Termination Date”); provided that, on or prior to the Lease Termination Date: (a) Tenant pays to Landlord the sum of Fourteen Million Dollars ($14,000,000.00) (the “Lease Termination Fee”); (b) Tenant pays all amounts due and owing as Rent up to and through the Lease Termination Date; (c) Tenant vacates and surrenders the Premises to Landlord in the condition required by the Lease; (d) prior to the Lease Termination Date, Tenant has not surrendered, terminated, transferred or assigned its rights in any permits, licenses or approvals required by the applicable state and local authorities for the operation of the Premises as a licensed cannabis cultivation and processing facility, nor has Tenant entered into any contract or other agreement of any kind with any party regarding the foregoing; and (e) prior to the Lease Termination Date, no affiliate of Tenant under any Additional Lease Agreement shall have surrendered, terminated, transferred or assigned its rights in any permits, licenses or approvals required by the applicable state and local authorities for the operation of the premises as a licensed cannabis cultivation and processing facility, nor has such tenant entered into any contract or other agreement of any kind with any party regarding the foregoing. In the event that Tenant fails to deliver a Lease Termination Notice on or before the Termination Notice Expiration Date (as the same may be extended pursuant to this Section 5) or otherwise fails to satisfy the requirements of this Section 5 as set forth herein, then Tenant shall be deemed to have waived the right to terminate the Lease pursuant to this Section 5 and the provisions of this Section 5 shall be deemed null, void and of no further force and effect. Tenant agrees to reasonably cooperate with Landlord to transition any necessary utilities or security or other Building systems as reasonably requested by Landlord to ensure adequate safety, ongoing maintenance and security of the Premises.”

Tenant’s Purchase Option. Subject to the terms and conditions set forth herein, commencing as of the Amendment Effective Date and continuing through March 27, 2026 (the “Purchase Option Exercise Deadline”), Tenant shall have the one-time right to send written notice to Landlord (the “Purchase Option Exercise Notice”) indicating Tenant’s election to purchase the Premises, subject to and in accordance with the provisions of this Section 3 (the “Purchase Option”). For the avoidance of doubt, in the event that Tenant fails to deliver a Purchase Option Exercise Notice on or before the Purchase Option Exercise Deadline, the provisions of this Section 3 shall be deemed deleted and the Purchase Option shall be deemed terminated, null and void. Furthermore, notwithstanding any provision herein, Tenant shall not have the right to exercise the Purchase Option pursuant to this Section 3 so long as Tenant is in default under any provisions of this Lease and until such time as Tenant has cured the specified default to Landlord’s reasonable satisfaction, if such default is susceptible to being cured. In the event that Tenant timely delivers Tenant’s Purchase Option Exercise Notice, then Landlord and Tenant shall negotiate in good faith to enter into a purchase and sale agreement (the “Premises Purchase Agreement”) within thirty (30) days following Landlord’s receipt of the Purchase Option Exercise Notice from Tenant, pursuant to which Landlord shall agree to sell and convey the Premises to Tenant in accordance with the terms and conditions herein. The purchase price to be paid by Tenant to Landlord for the Premises shall be the amount corresponding to the time period below during which the closing of the acquisition occurs (the “Premises Purchase Price”):

Purchase Price:   Closing Date:

$81,000,000April 1, 2024 – September 30, 2024 $83,400,000October 1, 2024 – March 31, 2025 $85,900,000April 1, 2025 – September 30, 2025 $88,500,000October 1, 2025 – March 31, 2026

The Premises Purchase Agreement shall include the following additional terms and conditions: (a) Tenant shall take title to the Premises in its “AS IS, WHERE IS” condition with all defects and without any representation or warranty from Landlord regarding the Premises; (b) Tenant shall be responsible for all costs and expenses incurred in connection with the transactions contemplated by this Section 3 (including any Landlord financing transaction as provided below and Landlord’s reasonable costs, including reasonable attorneys’ fees); (c) the closing of the sale of the Premises shall take place no later than sixty (60) days after the date of the Purchase Option Exercise Notice; and (d) Tenant shall indemnify, defend and hold Landlord harmless from and against any Claims arising from Tenant’s ownership and/or occupancy of the Premises following the sale of the Premises. Tenant may elect to have Landlord finance a portion of the Premises Purchase Price in accordance with this Section 3 by indicating such election in Tenant’s Purchase Option Exercise Notice, in which case the Premises Purchase Agreement shall provide that (w) the Premises Purchase Price shall be paid at closing as follows: (i) no less than $30,000,000.00 shall be paid to Landlord in cash at closing; and (ii) Tenant shall deliver a duly executed promissory note (the “Note”) in the original principal amount of the remaining balance of the Premises Purchase Price, which debt shall accrue interest at a rate of 15% per annum on the unpaid balance and Tenant shall pay payments of the monthly accrued interest until the maturity date, which shall be one (1) year after the closing of the acquisition, provided that Tenant shall have the option to prepay all or a portion of such debt at any time without penalty and so long as there is no default, Tenant shall have two (2) options to extend the maturity date for a one (1) year period each on the same terms but subject to and contingent upon Tenant delivering an extension fee equal to 1% of the unpaid balance due to Landlord; (x) the Note will be secured by Tenant granting to Landlord a first priority lien in the Premises as of the closing, which shall be perfected by recording a mortgage, assignment of rents and security agreement against the Premises at closing and filing any appropriate filing statements; (y) Tenant’s obligations under the Note, Mortgage and any other customary loan documents executed in connection therewith (collectively, the “Loan Documents”) shall be unconditionally guaranteed by Guarantor pursuant to a separate guaranty in form and substance reasonably acceptable to Landlord; and (z) Tenant’s obligations under the Loan Documents shall be cross defaulted with any Additional Lease Agreements. In the event that Tenant defaults under the Premises Purchase Agreement or the Premises Purchase Agreement is terminated for any reason other than due to a default by Landlord, the provisions of this Section 3 shall be deemed deleted and the Purchase Option shall be deemed terminated, null and void.

Broker. Tenant represents and warrants that it has not dealt with any broker or agent in the negotiation for or the obtaining of this Amendment and agrees to reimburse, indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord, at Tenant’s sole cost and expense) and hold harmless the Landlord Indemnitees for, from and against any and all cost or liability for compensation claimed by any such broker or agent employed or engaged by it or claiming to have been employed or engaged by it.

Effect of Amendment. Except as modified by this Amendment, the Existing Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed. In the event of any conflict between the terms contained in this Amendment and the Existing Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties.

Successors and Assigns. Each of the covenants, conditions and agreements contained in this Amendment shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs, legatees, devisees, executors, administrators and permitted successors and assigns and sublessees. Nothing in this section shall in any way alter the provisions of the Lease restricting assignment or subletting.

Miscellaneous. This Amendment becomes effective only upon execution and delivery hereof by Landlord and Tenant. The captions of the paragraphs and subparagraphs in this Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof. All exhibits hereto are incorporated herein by reference. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and shall not be effective as a lease, lease amendment or otherwise until execution by and delivery to both Landlord and Tenant.

Authority. Tenant guarantees, warrants and represents that the individual or individuals signing this Amendment have the power, authority and legal capacity to sign this Amendment on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed.

Counterparts; Facsimile and PDF Signatures. This Amendment may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document. A facsimile or portable document format (PDF) signature on this Amendment shall be equivalent to, and have the same force and effect as, an original signature.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date and year first above written.

LANDLORD:

IIP-NY 2 LLC,
a Delaware limited liability company

By: /s/ Brian Wolfe
Name: Brian Wolfe
Title: Vice President, General Counsel and Secretary

TENANT:

VIREO HEALTH OF NEW YORK, LLC,
a New York limited liability company

By: /s/ Josh Rosen
Name:
Title:

1

Exhibit 10.73

SEVENTH AMENDMENT TO CREDIT AGREEMENT

This SEVENTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is made as of April 30, 2024 (the “Effective Date”), among GOODNESS GROWTH HOLDINGS, INC. (formerly known as Vireo Health International, Inc.), a British Columbia corporation (“Parent”), the other Borrowers (as defined in the hereinafter-defined Credit Agreement), the Lenders (as defined in the Credit Agreement) party hereto, and CHICAGO ATLANTIC ADMIN, LLC, a Delaware limited liability company, as administrative agent (in such capacity, together with its successors and assigns in such capacity, “Administrative Agent”) and as collateral agent (in such capacity, together with its successors and assigns in such capacity, “Collateral Agent”, and together with Administrative Agent, collectively, “Agents” and each, an “Agent”).

RECITALS

WHEREAS, reference is made to that certain Credit Agreement dated as of March 25, 2021, as amended by that certain Omnibus First Amendment to Credit Agreement and Security Agreement dated as of November 1, 2021 (the “First Amendment”), that certain Second Amendment to Credit Agreement dated as of November 18, 2021 (the “Second Amendment”), that certain Third Amendment to Credit Agreement dated as of January 31, 2022 (the “Third Amendment”), that certain Fourth Amendment to Credit Agreement dated as of March 3, 2022 (the “Fourth Amendment”), that certain Fifth Amendment to Credit Agreement and First Amendment to Security Agreement dated as of March 31, 2023 (the “Fifth Amendment”), and that certain Sixth Amendment to Credit Agreement dated as of April 28, 2023 (the “Sixth Amendment”; the Credit Agreement, as amended by the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment and the Sixth Amendment, the “Existing Credit Agreement”), and this Amendment (the Existing Credit Agreement, as amended by this Amendment, and as further amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement), among the Borrowers party thereto, the other Credit Parties from time to time party thereto, the Lenders from time to time party thereto and Agents; and

WHEREAS, the Credit Parties have requested that Agents and the Lenders agree to extend the Maturity Date, and, subject to the terms and conditions of this Amendment, Agents and the Lenders have agreed to such request;

NOW, THEREFORE, in consideration of the terms and mutual covenants set forth in this Amendment, the receipt and sufficiency which is hereby acknowledged by the parties, the parties, intending to be legally bound, agree as follows:

Amendment to Credit Agreement.  Section 1.01 of the Credit Agreement, Defined Terms, is hereby modified and amended by amending and restating the definition of “Maturity Date” in its entirety as follows:

“Maturity Date” shall mean June 14, 2024, as extended pursuant to Section 3.02.”

Representations, Warranties and Acknowledgments of Borrowers.  In order to induce the Lenders and Agents to enter into this Amendment and to induce the Lenders to continue to make the Loans under the Credit Agreement, each Borrower hereby represents and warrants to the Lenders and Agents on and as of the date of this Amendment that:

Each Borrower i) is a duly organized or formed and validly existing limited liability company or other registered entity in good standing under the laws of the jurisdiction of its organization and has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and ii) has duly qualified and is authorized to do business and is in good standing in all jurisdictions where it does business or owns assets, except, in the case of this clause (ii), where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

Each Borrower has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of this Amendment and the other Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of this Amendment and the other Credit Documents to which it is a party.  Each Borrower has duly executed and delivered this Amendment and the other Credit Documents to which it is a party and such Credit Documents constitute the legal, valid and binding obligation of such Borrower enforceable against each Borrower that is a party thereto in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, moratorium, examinership, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law).

None of (x) the execution, delivery and performance by any Borrower of this Amendment or the other Credit Documents to which it is a party and compliance with the terms and provisions thereof or (y) the consummation of the transactions contemplated hereby (including the or by the other Credit Documents will iii) contravene any applicable provision of any material Applicable Law of any Governmental Authority or the policies of the CSE, iv) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of any Credit Party (other than Liens created under the Credit Documents) pursuant to, (1) the terms of any material indenture, loan agreement, lease agreement, mortgage or deed of trust, or (2) any other Material Contract of any Consolidated Company, in the case of any of clauses (A) and (B) to which any Borrower is a party or by which it or any of its property or assets is bound or v) violate any provision of the Organization Documents or Permit of any Borrower, except with respect to any conflict, breach or contravention or default (but not creation of Liens) referred to in clause (ii), to the extent that such conflict, breach, contravention or default could not reasonably be expected to have a Material Adverse Effect.

No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority, the CSE or other Person, and no consent or approval under any contract or instrument (other than (a) those that have been duly obtained or made and which are in full force and effect, or if not obtained or made, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (b) the filing of UCC financing statements, PPSA registrations and other equivalent filings for foreign jurisdictions, and (c) the filings or other actions necessary to perfect Liens under the Credit Documents) is required for the consummation of the transactions contemplated hereby or the due execution, delivery or performance by any Credit Party of any Credit Document to which it is a party, or for the due execution, delivery or performance of the Credit Documents, in each case by any of the Credit Parties party thereto.  There does not exist any judgment, order, injunction or other restraint issued or filed with respect to the transactions contemplated by the Credit Documents, the consummation of the Transactions, the making of the Loans or the performance by the Credit Parties or any of their respective Subsidiaries of their Obligations under the Credit Documents.

The representations and warranties of each Borrower set forth in the Credit Agreement and in any other Credit Document are true and correct in all material respects (or, in the case of any such representation or warranty already qualified by materiality, in all respects) on and as of the date hereof (or, in the case of any such representation or warranty expressly stated to have been made as of a specific date, as of such specific date).

After giving effect to this Amendment, no Default or Event of Default has occurred and is continuing.

Reaffirmation of Obligations.  Each Borrower hereby b) reaffirms and confirms i) the execution and delivery of, and all of its obligations under, the Credit Documents to which it is a party, including, without limitation, the Credit Agreement, and agrees that this Amendment does not operate to reduce or discharge any Borrower’s obligations under such Credit Documents or constitute a novation of any indebtedness or other obligations under any Credit Documents, and ii) its guarantees, pledges, grants and other undertakings under the Credit Agreement and the other Credit Documents to which it is a party, c) agrees that i) each Credit Document to which it is a party shall continue to be in full force and effect and ii) all guarantees, pledges, grants and other undertakings thereunder shall continue to be in full force and effect and shall accrue to the benefit of the Secured Parties, and d) reaffirms and confirms the continuing security interests in its respective assets granted in favor of Collateral Agent pursuant to each of the Security Documents.  Each Borrower hereby acknowledges and consents to the transactions contemplated by, and the execution and delivery of, this Amendment and the other Credit Documents.

Conditions Precedent to Effectiveness.  This Amendment shall become effective as of the Effective Date when, and only when, Administrative Agent shall have received counterparts of this Amendment, duly executed by Agents, the Lenders and an Authorized Officer of each Borrower, in form and substance satisfactory to Administrative Agent.

No Novation or Waiver.  Except as expressly set forth herein, this Amendment is not intended to be, nor shall it be construed to create, a nullification, discharge, waiver or release of any obligation incurred in connection with the Notes, the Credit Agreement and/or any other Credit Documents, or to waive or release any collateral given by Borrowers to secure the Notes, nor shall this Amendment be deemed or considered to operate as a novation of the Notes, the Credit Agreement or the other Credit Documents.  This Amendment shall not constitute a modification of the Credit Agreement or any of the other Credit Documents or a course of dealing with Agents or the Lenders at variance with the Credit Agreement or the other Credit Documents such as to require further notice by Administrative Agent or the Lenders to require strict compliance with the terms of the Credit Agreement and the other Credit Documents in the future, except as expressly set forth herein.  Each Borrower acknowledge and expressly agree that Agents and the Lenders reserve the right to, and do in fact, require strict compliance with all terms and provisions of the Credit Agreement and the other Credit Documents.  Except to the extent of any express conflict with this Amendment, all of the terms and conditions of the Notes, the Credit Agreement and the other Credit Documents shall remain in full force and effect, and the same are hereby expressly approved, ratified and confirmed.  In the event of any express conflict between the terms and conditions of the Notes, the Credit Agreement or the other Credit Documents and this Amendment, this Amendment shall be controlling and the terms and conditions of such other documents shall be deemed to be amended to conform with this Amendment.

Incorporation by Reference.  Sections 12.05, 12.13 and 12.15 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis, as if such Sections were set forth in full herein.

Headings.  The headings of this Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

Reference to and Effect on the Credit Agreement and the Other Credit Documents.  On and after the date hereof, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “herein” or words of like import referring to the Credit Agreement, and each reference in the other Credit Documents to the “Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Existing Credit Agreement as amended by this Amendment.  Except as specifically amended by this Amendment, the Existing Credit Agreement and the other Credit Documents shall remain in full force and effect and are hereby ratified and confirmed and this Amendment shall not be considered a novation.  The execution, delivery and performance of this Amendment shall not constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of any Agent or any Lender under, the Credit Agreement or any of the other Credit Documents.  This Amendment shall be deemed to be a Credit Document as defined in the Credit Agreement.

Governing Law.  This Amendment and the rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the law of the State of Illinois, without reference to conflicts of law provisions which would result in the application of the laws of any other jurisdiction.

Amendment, Modification and Waiver.  This Amendment may not be amended and no provision hereof may be waived except pursuant to a writing signed by each of the parties hereto.

Severability.  Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Counterparts.

This Amendment may be executed in any number of counterpart signature pages, and by the different parties on different counterparts, each of which when executed shall be deemed an original but all such counterparts taken together shall constitute one and the same instrument.  This Amendment will be deemed executed by the parties hereto when each has signed it and delivered its executed signature page to Administrative Agent by facsimile transmission, electronic transmission or physical delivery.  Delivery of an executed counterpart of a signature page of this Amendment by facsimile or in electronic (e.g., “pdf,” “tif” or DocuSign) format shall be effective as delivery of a manually executed counterpart of this Amendment.  No party hereto shall raise the use of digital imaging, DocuSign or electronic mail to deliver a signature or the fact that any signature was transmitted or communicated through the use of a facsimile machine or digital imaging and electronic mail as a defense to the formation of a contract and each such party forever waives any such defense.

The words “execution,” “signed,” “signature,” and words of like import in this Amendment shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Illinois State Electronic Commerce Security Act, any other similar state laws based on the Uniform Electronic Transactions Act, Parts 2 and 3 of the Personal Information Protection and Electronic Documents Act (Canada), the Electronic Commerce Act, 2000 (Ontario), or any other similar federal or provincial laws based on the Uniform Electronic Commerce Act of the Uniform Law Conference of Canada or its Uniform Electronic Evidence Act, as the case may be.

Construction.  This Amendment has been prepared through the joint efforts of all of the parties hereto.  Neither the provisions of this Amendment, nor any alleged ambiguity herein, shall be interpreted or resolved against any party on the grounds that such party or its counsel drafted this Amendment, or based on any other rule of strict construction.  Each of the parties represents that such party has carefully read this Amendment and that such party knows the contents hereof and has signed the same freely and voluntarily.

Entire Agreement.  This Amendment and the other Credit Documents constitute the entire agreement and understanding between the parties hereto with respect to the transactions contemplated hereby and thereby and supersede all prior negotiations, understandings and agreements between such parties with respect to such transactions.

Credit Document.  This Amendment shall be deemed to be a Credit Document for all purposes.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered effective as of the Effective Date.

BORROWERS:

GOODNESS GROWTH HOLDINGS, INC.

VIREO HEALTH, INC.

VIREO HEALTH OF MINNESOTA, LLC

VIREO HEALTH OF NEW YORK LLC

MARYMED LLC

RESURGENT BIOSCIENCES, INC.

VIREO HEALTH OF PUERTO RICO, LLC

VIREO HEALTH DE PUERTO RICO LLC

VIREO HEALTH OF NEVADA I, LLC

MJ DISTRIBUTING C201, LLC

MJ DISTRIBUTING P132, LLC

VIREO HEALTH OF ARIZONA, LLC

ELEPHANT HEAD FARM, LLC

RETAIL MANAGEMENT ASSOCIATES, LLC

VIREO HEALTH OF MASSACHUSETTS, LLC

VERDANT GROVE, LLC

MAYFLOWER BOTANICALS, INC.

VIREO HEALTH OF NEW MEXICO, LLC

VIREO OF CHARM CITY, LLC

EHF CULTIVATION MANAGEMENT LLC

By:/s/ Joshua Rosen

Name:Joshua Rosen

Title:Chief Executive Officer

1

ADMINISTRATIVE AGENT AND COLLATERAL AGENT:

CHICAGO ATLANTIC ADMIN, LLC

By:/s/ John Marzarakis
Name:John Mazarakis
Title:Authorized Person

LENDERS:

CHICAGO ATLANTIC REAL ESTATE FINANCE, INC.

By:/s/ John Marzarakis
Name:John Mazarakis
Title:Executive Chairman

CHICAGO ATLANTIC CREDIT COMPANY, LLC

By:/s/ John Marzarakis
Name:John Mazarakis
Title:Authorized Person

CHICAGO ATLANTIC CREDIT OPPORTUNITIES, LLC

By:/s/ John Marzarakis
Name:John Mazarakis
Title:Authorized Person

2

Exhibit 10.74

EIGHTH AMENDMENT TO CREDIT AGREEMENT

This EIGHTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment” ) is made as of June 14, 2024 (the “Effective Date”), among GOODNESS GROWTH HOLDINGS, INC. (formerly known as Vireo Health International, Inc.), a British Columbia corporation (“Parent”), the other Borrowers (as defined in the hereinafter-defined Credit Agreement), the Lenders (as defined in the Credit Agreement) party hereto, and CHICAGO ATLANTIC ADMIN, LLC, a Delaware limited liability company, as administrative agent (in such capacity, together with its successors and assigns in such capacity, “Administrative Agent”) and as collateral agent (in such capacity, together with its successors and assigns in such capacity, “Collateral Agent”, and together with Administrative Agent, collectively, “Agents” and each, an “Agent”).

RECITALS

WHEREAS, reference is made to that certain Credit Agreement dated as of March 25, 2021, as amended by that certain Omnibus First Amendment to Credit Agreement and Security Agreement dated as of November 1, 2021 (the “First Amendment”), that certain Second Amendment to Credit Agreement dated as of November 18, 2021 (the “Second Amendment”), that certain Third Amendment to Credit Agreement dated as of January 31, 2022 (the “Third Amendment”), that certain Fourth Amendment to Credit Agreement dated as of March 3, 2022 (the “Fourth Amendment”), that certain Fifth Amendment to Credit Agreement and First Amendment to Security Agreement dated as of March 31, 2023 (the “Fifth Amendment”), that certain Sixth Amendment to Credit Agreement dated as of April 28, 2023 (the “Sixth Amendment”), and that certain Seventh Amendment to Credit Agreement dated as of April 30, 2024 (the “Seventh Amendment”; the Credit Agreement, as amended by the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment, the Sixth Amendment and the Seventh Amendment, the “Existing Credit Agreement”), and this Amendment (the Existing Credit Agreement, as amended by this Amendment, and as further amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement), among the Borrowers party thereto, the other Credit Parties from time to time party thereto, the Lenders from time to time party thereto and Agents; and

WHEREAS, the Credit Parties have requested that Agents and the Lenders agree to extend the Maturity Date, and, subject to the terms and conditions of this Amendment, Agents and the Lenders have agreed to such request;

NOW, THEREFORE, in consideration of the terms and mutual covenants set forth in this Amendment, the receipt and sufficiency which is hereby acknowledged by the parties, the parties, intending to be legally bound, agree as follows:

1.Amendment to Credit Agreement. Section 1.01 of the Credit Agreement, Defined Terms, is hereby modified and amended by amending and restating the definition of “Maturity Date” in its entirety as follows:

“Maturity Date” shall mean July 31, 2024, as extended pursuant to Section 3.02.”

2.Representations, Warranties and Acknowledgments of Borrowers. In order to induce the Lenders and Agents to enter into this Amendment and to induce the Lenders to continue to make the Loans under the Credit Agreement, each Borrower hereby represents and warrants to the Lenders and Agents on and as of the date of this Amendment that:
(a)Each Borrower (i) is a duly organized or formed and validly existing limited liability company or other registered entity in good standing under the laws of the jurisdiction of its organization and has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (ii) has duly qualified and is authorized to do business and is in good standing in all jurisdictions where it does business or owns assets, except, in the case of this clause (ii), where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

1

(b)Each Borrower has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of this Amendment and the other Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of this Amendment and the other Credit Documents to which it is a party. Each Borrower has duly executed and delivered this Amendment and the other Credit Documents to which it is a party and such Credit Documents constitute the legal, valid and binding obligation of such Borrower enforceable against each Borrower that is a party thereto in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, moratorium, examinership, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law).
(c)None of (x) the execution, delivery and performance by any Borrower of this Amendment or the other Credit Documents to which it is a party and compliance with the terms and provisions thereof or (y) the consummation of the transactions contemplated hereby (including the or by the other Credit Documents will (i) contravene any applicable provision of any material Applicable Law of any Governmental Authority or the policies of the CSE, (ii) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of any Credit Party (other than Liens created under the Credit Documents) pursuant to, (A) the terms of any material indenture, loan agreement, lease agreement, mortgage or deed of trust, or (B) any other Material Contract of any Consolidated Company, in the case of any of clauses (A) and (B) to which any Borrower is a party or by which it or any of its property or assets is bound or (iii) violate any provision of the Organization Documents or Permit of any Borrower, except with respect to any conflict, breach or contravention or default (but not creation of Liens) referred to in clause (ii), to the extent that such conflict, breach, contravention or default could not reasonably be expected to have a Material Adverse Effect.
(d)No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority, the CSE or other Person, and no consent or approval under any contract or instrument (other than (a) those that have been duly obtained or made and which are in full force and effect, or if not obtained or made, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (b) the filing of UCC financing statements, PPSA registrations and other equivalent filings for foreign jurisdictions, and (c) the filings or other actions necessary to perfect Liens under the Credit Documents) is required for the consummation of the transactions contemplated hereby or the due execution, delivery or performance by any Credit Party of any Credit Document to which it is a party, or for the due execution, delivery or performance of the Credit Documents, in each case by any of the Credit Parties party thereto. There does not exist any judgment, order, injunction or other restraint issued or filed with respect to the transactions contemplated by the Credit Documents, the consummation of the Transactions, the making of the Loans or the performance by the Credit Parties or any of their respective Subsidiaries of their Obligations under the Credit Documents.
(e)The representations and warranties of each Borrower set forth in the Credit Agreement and in any other Credit Document are true and correct in all material respects (or, in the case of any such representation or warranty already qualified by materiality, in all respects) on and as of the date hereof (or, in the case of any such representation or warranty expressly stated to have been made as of a specific date, as of such specific date).
(f)After giving effect to this Amendment, no Default or Event of Default has occurred and is continuing.
3.Reaffirmation of Obligations. Each Borrower hereby (a) reaffirms and confirms (i) the execution and delivery of, and all of its obligations under, the Credit Documents to which it is a party, including, without limitation, the Credit Agreement, and agrees that this Amendment does not operate to reduce or discharge any Borrower’s obligations under such Credit Documents or constitute a novation of any indebtedness or other obligations under any Credit Documents, and (ii) its guarantees, pledges, grants and other undertakings under the Credit Agreement and the other Credit Documents to which it is a party, (b) agrees that (i) each Credit Document to which it is a party shall continue to be in full force and effect and (ii) all guarantees, pledges, grants and other undertakings thereunder shall continue to be in full force and effect and shall accrue to the benefit of the Secured Parties, and (c) reaffirms and confirms the continuing security interests in its respective assets granted in favor of Collateral Agent

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pursuant to each of the Security Documents. Each Borrower hereby acknowledges and consents to the transactions contemplated by, and the execution and delivery of, this Amendment and the other Credit Documents.
4.Conditions Precedent to Effectiveness. This Amendment shall become effective as of the Effective Date when, and only when, Administrative Agent shall have received counterparts of this Amendment, duly executed by Agents, the Lenders and an Authorized Officer of each Borrower, in form and substance satisfactory to Administrative Agent.
5.No Novation or Waiver. Except as expressly set forth herein, this Amendment is not intended to be, nor shall it be construed to create, a nullification, discharge, waiver or release of any obligation incurred in connection with the Notes, the Credit Agreement and/or any other Credit Documents, or to waive or release any collateral given by Borrowers to secure the Notes, nor shall this Amendment be deemed or considered to operate as a novation of the Notes, the Credit Agreement or the other Credit Documents. This Amendment shall not constitute a modification of the Credit Agreement or any of the other Credit Documents or a course of dealing with Agents or the Lenders at variance with the Credit Agreement or the other Credit Documents such as to require further notice by Administrative Agent or the Lenders to require strict compliance with the terms of the Credit Agreement and the other Credit Documents in the future, except as expressly set forth herein. Each Borrower acknowledge and expressly agree that Agents and the Lenders reserve the right to, and do in fact, require strict compliance with all terms and provisions of the Credit Agreement and the other Credit Documents. Except to the extent of any express conflict with this Amendment, all of the terms and conditions of the Notes, the Credit Agreement and the other Credit Documents shall remain in full force and effect, and the same are hereby expressly approved, ratified and confirmed. In the event of any express conflict between the terms and conditions of the Notes, the Credit Agreement or the other Credit Documents and this Amendment, this Amendment shall be controlling and the terms and conditions of such other documents shall be deemed to be amended to conform with this Amendment.
6.Incorporation by Reference. Sections 12.05, 12.13 and 12.15 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis, as if such Sections were set forth in full herein.
7.Headings. The headings of this Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.
8.Reference to and Effect on the Credit Agreement and the Other Credit Documents. On and after the date hereof, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “herein” or words of like import referring to the Credit Agreement, and each reference in the other Credit Documents to the “Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Existing Credit Agreement as amended by this Amendment. Except as specifically amended by this Amendment, the Existing Credit Agreement and the other Credit Documents shall remain in full force and effect and are hereby ratified and confirmed and this Amendment shall not be considered a novation. The execution, delivery and performance of this Amendment shall not constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of any Agent or any Lender under, the Credit Agreement or any of the other Credit Documents. This Amendment shall be deemed to be a Credit Document as defined in the Credit Agreement.
9.Governing Law. This Amendment and the rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the law of the State of Illinois, without reference to conflicts of law provisions which would result in the application of the laws of any other jurisdiction.
10.Amendment, Modification and Waiver. This Amendment may not be amended and no provision hereof may be waived except pursuant to a writing signed by each of the parties hereto.
11.Severability. Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
12.Counterparts.

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(a)This Amendment may be executed in any number of counterpart signature pages, and by the different parties on different counterparts, each of which when executed shall be deemed an original but all such counterparts taken together shall constitute one and the same instrument. This Amendment will be deemed executed by the parties hereto when each has signed it and delivered its executed signature page to Administrative Agent by facsimile transmission, electronic transmission or physical delivery. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or in electronic (e.g., “pdf,” “tif” or DocuSign) format shall be effective as delivery of a manually executed counterpart of this Amendment. No party hereto shall raise the use of digital imaging, DocuSign or electronic mail to deliver a signature or the fact that any signature was transmitted or communicated through the use of a facsimile machine or digital imaging and electronic mail as a defense to the formation of a contract and each such party forever waives any such defense.
(b)The words “execution,” “signed,” “signature,” and words of like import in this Amendment shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Illinois State Electronic Commerce Security Act, any other similar state laws based on the Uniform Electronic Transactions Act, Parts 2 and 3 of the Personal Information Protection and Electronic Documents Act (Canada), the Electronic Commerce Act, 2000 (Ontario), or any other similar federal or provincial laws based on the Uniform Electronic Commerce Act of the Uniform Law Conference of Canada or its Uniform Electronic Evidence Act, as the case may be.
13.Construction. This Amendment has been prepared through the joint efforts of all of the parties hereto. Neither the provisions of this Amendment, nor any alleged ambiguity herein, shall be interpreted or resolved against any party on the grounds that such party or its counsel drafted this Amendment, or based on any other rule of strict construction. Each of the parties represents that such party has carefully read this Amendment and that such party knows the contents hereof and has signed the same freely and voluntarily.
14.Entire Agreement. This Amendment and the other Credit Documents constitute the entire agreement and understanding between the parties hereto with respect to the transactions contemplated hereby and thereby and supersede all prior negotiations, understandings and agreements between such parties with respect to such transactions.
15.Credit Document. This Amendment shall be deemed to be a Credit Document for all purposes.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered effective as of the Effective Date.

BORROWERS:

GOODNESS GROWTH HOLDINGS, INC.

VIREO HEALTH, INC.

VIREO HEALTH OF MINNESOTA, LLC

VIREO HEALTH OF NEW YORK LLC

MARYMED LLC

RESURGENT BIOSCIENCES, INC.

VIREO HEALTH OF PUERTO RICO, LLC

VIREO HEALTH DE PUERTO RICO LLC

VIREO HEALTH OF NEVADA I, LLC

MJ DISTRIBUTING C201, LLC

MJ DISTRIBUTING P132, LLC

VIREO HEALTH OF ARIZONA, LLC

ELEPHANT HEAD FARM, LLC

RETAIL MANAGEMENT ASSOCIATES, LLC

VIREO HEALTH OF MASSACHUSETTS, LLC

VERDANT GROVE, LLC

MAYFLOWER BOTANICALS, INC.

VIREO HEALTH OF NEW MEXICO, LLC

VIREO OF CHARM CITY, LLC

EHF CULTIVATION MANAGEMENT LLC

By: /s/ Joshua Rosen

Name: Joshua Rosen

Title: Chief Executive Officer

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ADMINISTRATIVE AGENT AND

COLLATERAL AGENT:

CHICAGO ATLANTIC ADMIN, LLC

By: /s/ John Marzarakis

Name: John Mazarakis
Title: Authorized Person

LENDERS:

CHICAGO ATLANTIC REAL ESTATE

FINANCE, INC.

By: /s/ John Mazarakis

Name: John Mazarakis
Title: Executive Chairman

CHICAGO ATLANTIC CREDIT COMPANY, LLC

By: /s/ John Mazarakis

Name: John Mazarakis
Title: Authorized Person

CHICAGO ATLANTIC CREDIT

OPPORTUNITIES, LLC

By: /s/ John Mazarakis

Name: John Mazarakis

Title: Authorized Person

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Exhibit 10.75

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into effective as of January 1, 2024 (the “Effective Date”) by and between Vireo Health, Inc., a Delaware corporation (the “Company”) and Joshua Rosen, an individual residing in the State of Arizona (“Executive”) (collectively “Parties” or individually “Party”).

RECITALS

WHEREAS, the Company desires to continue Executive’s employment with the Company and to employ Executive as of the Effective Date as the Company’s Chief Executive Officer (“CEO”); and

WHEREAS, Executive desires to accept employment with the Company as the Company’s CEO effective as of the Effective Date; and

WHEREAS, the Company desires to have Executive continue as the Company interim Chief Financial Officer (“CFO”); and

WHEREAS, Executive desires to continue to serve as the Company’s interim CFO; and

WHEREAS, during Executive’s employment with the Company, Executive has been and will become acquainted with technical and nontechnical information which the Company has developed, acquired and uses, or which the Company has developed, acquired or used, or will develop, acquire or use, and which is commercially valuable to the Company and which the Company desires to protect, and Executive may contribute to such information through inventions, discoveries, improvements or otherwise; and

WHEREAS, Executive and the Company desire to memorialize the terms of Executive’s employment with the Company effective as of the Effective Date on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the employment of Executive by the Company, and further in consideration of the salary, wages or other compensation and benefits to be provided by the Company to Executive, and for additional mutual covenants and conditions, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive, intending legally to be bound, hereby agree as follows:

AGREEMENT

In consideration of the above recitals and the mutual promises set forth in this Agreement, the Parties agree as follows:

1.Nature and Capacity of Employment.

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1.1Title and Duties. Effective as of Effective Date, the Company will employ Executive as its CEO and Interim CFO, pursuant to the terms and conditions set forth in this Agreement. Executive will perform such duties and responsibilities for the Company and its affiliates as directed by the Company’s Board of Directors (the “Board”), consistent with Executive’s position. The Executive hereby agrees to act in that capacity under the terms and conditions set forth in this Agreement. Executive shall serve the Company faithfully and to the best of Executive’s ability and shall at all times act in accordance with the law, excepting only the Controlled Substances Act as it applies to the state-licensed operations of the Company. Executive shall devote Executive’s full working time, attention and efforts to performing Executive’s duties and responsibilities under this Agreement and advancing the Company’s business interests. Executive shall follow applicable policies and procedures adopted by the Company from time to time, including without limitation the Company’s Code of Conduct, Executive Handbook and other Company policies, including those relating to business ethics, conflict of interest, non-discrimination and non-harassment. Executive shall not, without the prior written consent of the Board, accept other employment, or engage in other business activities during Executive’s employment with the Company that may prevent Executive from fulfilling the duties or responsibilities as set forth in or contemplated by this Agreement. Executive may participate in civic, religious and charitable activities and personal investment activities to a reasonable extent, so long as such activities do not interfere with the performance of Executive’s duties and responsibilities hereunder.
1.2No Restrictions. Executive hereby represents and confirms that Executive is under no contractual or legal commitments that would prevent Executive from fulfilling Executive’s duties and responsibilities as set forth in this Agreement.
1.3Location. Executive’s employment will be based at the Company’s corporate headquarters; provided, however, that Executive will primarily work remotely and has no specific requirement to be present at any of the Company’s locations. Executive acknowledges and agrees that Executive’s position, duties and responsibilities may require regular travel, both in the U.S. and internationally.
2.Term. Executive shall be employed by the Company under the terms of this Agreement for an indefinite term, subject to termination of Executive’s employment as provided for herein; provided, however, that Executive may cease to serve as the Company’s Interim CFO at such time as the Company hires another executive to serve as its CFO, in which case Executive shall continue Executive’s employment as the Company’s CEO, with such modifications to Executive’s duties and responsibilities as are appropriate by reason of Executive ceasing to serve as the Company’s Interim CFO.
3.Restrictive Covenants Agreement. Executive has previously executed a Confidential Information, Intellectual Property Rights, Non-Competition and Non-Solicitation Agreement (the “Restrictive Covenants Agreement”), and hereby agrees and acknowledges that the terms and conditions of the Restrictive Covenants Agreement remain in effect through the period of Executive’s employment under the terms of this Agreement and thereafter, to the extent continuation of such terms continue after termination of Executive’s employment, all as provided for in the Restricted Covenants Agreement. Nothing in this Agreement is intended to modify, amend, cancel or supersede the Restrictive Covenants Agreement in any manner.
4.Compensation, Benefits and Business Expenses.
4.1Base Salary. As of the Effective Date, the Company agrees to pay Executive an annualized base salary of Three Hundred Thousand US Dollars (USD$300,000) (the “Base Salary”), subject to review and adjustment by the Board from time to time.

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4.2Incentive Compensation. Executive may be eligible to earn annual cash bonuses as determined by the Board in its discretion and subject to the terms of any written document creating an annual bonus plan as the Board may adopt in its sole discretion. In addition, Executive will be eligible for variable compensation as expressly provided for in this Agreement.
4.3Equity Grants. Any prior equity grants to Executive shall remain in effect in accordance with their terms without change. Executive may become eligible for additional equity grants made at the Company’s discretion, or as expressly provided for in this Agreement. In addition, subject to the approval of the Compensation Committee (as defined below), Executive shall receive on a quarterly basis additional awards of restricted stock units (“RSUs”) representing a potential entitlement to shares of the Company’s common stock (“Common Stock”) corresponding to the number of RSUs. The number of RSUs granted will be determined by dividing fifty thousand dollars ($50,000) by the per share value of the Common Stock determined as of the closing price on the most recent date prior to the date of grant on which the Common Stock was traded. The RSUs will be granted under the Vireo Health International Inc. 2019 Equity Incentive Plan, as amended from time to time (the “Equity Incentive Plan”) and the RSUs will become vested on the first to occur of (a) December 31, 2026 (subject to Executive’s continued employment through that date), (b) termination of Executive’s employment by the Company other than for Cause or (c) Executive’s resignation from employment for Good Reason (as defined below). The first of such grants shall be made on [DATE] with subsequent grants made on the quarterly anniversary of the first grant, with the number of RSUs and vesting provisions being as described above with respect to the first grant.
4.4Transaction Related Compensation.
(a)Disposition of the Company’s New York State Business Operations, Assets and Liabilities. In the event the Company disposes of its New York operations, assets and liabilities in a transaction (the “NY Disposition”) that is approved by the Board that is closed no later than the end of calendar year 2024, the Company shall provide Executive with the following compensation:
(i)Subject to the approval of the Compensation Committee, a grant of one million (1,000,000) RSUs representing the potential to receive one million (1,000,000) shares of Common Stock, to be granted under the terms of the Vireo Health International Inc. 2019 Equity Incentive Plan, as amended from time to time (the “Equity Incentive Plan”), and which will be subject to the Equity Incentive Plan and have vesting conditions identical to the RSUs described in Section 4.3; and
(ii)A bonus payment in the gross amount of Two Hundred Thousand US Dollars (USD$200,000); provided, however, that, at the Company’s sole and discretion, and subject to the approval of the Compensation Committee, all or a portion of this cash bonus may be substituted with additional RSUs, subject to same terms and conditions as apply to the RSUs provided for in Section 4.4(a)(i), with the value of the RSUs granted in lieu of the cash bonus being equal to one-hundred fifty percent (150%) of the portion of the cash bonus converted to RSUs.
(iii)The time at which the compensation described in this Section 4.4(a) is to be provided to Executive will be during the period between the date during 2024 that the NY Disposition is closed, and March 15, 2025, as determined at the Company’s sole and absolute discretion.
(b)Successful Workout of Arrangements with Chicago Atlantic. If the CEO is able to negotiate what the Board determines, at its sole and absolute discretion, to be a successful arrangement with the Company’s lender, Chicago Atlantic prior to 2025, and that does not involve a substantial dilution of the equity interests of existing Company shareholders, the Company may cause to be issued to

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Executive one or more stock options under the terms of the Equity Incentive Plan providing Executive with a right to obtain up to 500,000 shares of Common Stock, subject to such terms and conditions as the administrative committee with responsibility for the Equity Incentive Plan (the “Compensation Committee”) deems appropriate, including the vesting schedule and expiration date of such options. The grant of any such options shall be made at the time such grant is approved at the discretion of the Compensation Committee.
4.5Executive Benefits. While Executive is employed by the Company during the Term, Executive shall be entitled to participate in the retirement plans, health plans, and all other employee benefits made available by the Company, and as they may be changed from time to time. Executive acknowledges and agrees that Executive will be subject to all eligibility requirements and all other provisions of these benefits plans, and that the Company is under no obligation to Executive to establish and maintain any employee benefit plan in which Executive may participate. The terms and provisions of any employee benefit plan of the Company are matters within the exclusive province of the Board, subject to applicable law.
4.6Paid Time Off. While Executive is employed by the Company during the Term, Executive shall have available unlimited personal time off in accordance with the Company’s policies then in effect. Paid time off may be used for illness or other personal business, or as vacation time off at such times so as not to materially disrupt the operations of the Company. Paid time off is intended to be used, not stored, and these days shall in no event be converted to cash, nor shall any unused days be paid to Executive upon termination of his employment under this Agreement.
4.7Business Expenses. While Executive is employed by the Company during the Term, the Company shall reimburse Executive for all reasonable and necessary out-of-pocket business, travel and entertainment expenses incurred by Executive in the performance of Executive’s duties and responsibilities hereunder, subject to the Company’s normal policies and procedures for expense verification and documentation.
4.8For purposes of this Agreement, the Executive shall be deemed to have resigned for “Good Reason” if any of the following conditions occur:
(a)Executive’s base compensation is materially reduced;
(b)Executive’s duties and responsibilities are materially reduced;
(c)Executive is required to relocate to a new principal worksite that increases Executive’s commute by more than fifty (50) miles; or
(d)The Company materially breaches any of the terms of this Agreement or any other agreement with Executive.

Notwithstanding the foregoing, Executive’s resignation will be treated as a resignation for Good Reason only if Executive provides notice in writing to the Company within thirty (30) days of the initial existence of one of the conditions described above (a “Good Reason Condition”), the Company fails to correct such Good Reason Condition within thirty (30) days of the Company’s receipt of the written notice from Executive (the “Cure Period”) and Executive thereafter resigns and separates from service with the Company no later than thirty (30) days after the end of the Cure Period.

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For purposes of this agreement, a resignation by Executive for Good Reason shall be treated in the same manner as a termination of Executive’s employment by the Company without Cause.

5.Termination of Employment.
5.1Termination of Employment Events. Executive’s employment with the Company is at-will. Executive’s employment with the Company will terminate immediately upon:
(a)The date of Executive’s receipt of written notice from the Company of the termination of Executive’s employment (or any later date specified in such written notice from the Company);
(b)Executive’s abandonment of Executive’s employment or the effective date of Executive’s resignation for Good Reason (as defined below) or any other reason (as specified in written notice from Executive);
(c)Executive’s Disability (as defined below); or
(d)Executive’s death.
5.2Termination Date. The date upon which Executive’s termination of employment with the Company is effective is the “Termination Date.”
5.3Resignation From Positions. Unless otherwise requested by the Board in writing, upon Executive’s termination of employment with the Company for any reason Executive shall automatically resign as of the Termination Date from all titles, positions and appointments Executive then holds with the Company, whether as an officer, director, trustee or employee (without any claim for compensation related thereto), and Executive hereby agrees to take all actions necessary to effectuate such resignations.
6.Payments Upon Termination of Employment.
6.1Termination of Employment Without Cause or for Good Reason. If Executive’s employment with the Company is terminated by the Company for any reason other than for Cause (as hereinafter defined), or by Executive for Good Reason (as hereinafter defined), then the Company shall, in addition to paying Executive’s Base Salary and other compensation earned through the Termination Date, and subject to any other limitations or requirements expressly provided for in this Agreement:
(a)Pay to Executive as severance pay in the form of salary continuation (at the rate Executive’s Base Salary was payable prior to Executive’s termination) for a period of six (6) months, reduced by all required and authorized deductions and withholdings; provided, however, that no salary continuation payments shall be made until the Company’s first regular payroll date that is after the expiration of all rescission periods identified in the Release (as hereinafter defined), with the first payment including the gross amount of what would have been paid previously had there been no requirement for the Release to become irrevocable; and
(b)If Executive is eligible for and takes all steps necessary to continue Executive’s group health insurance coverage with the Company following the Termination Date, including but not limited to completing and returning the forms necessary to elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, commonly referred to as COBRA, or other similar statutory provisions for continuation of group health coverage, pay to Executive the portion of the

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premium costs for such continuation coverage that is in excess of the contribution Executive would have been required to make for such coverage had Executive remained employed by the Company (such payments by the Company to terminate as of the earliest of: (i) the six (6) month anniversary of the Termination Date, (ii) the date Executive becomes eligible for group health insurance coverage from any other employer, or (iii) the date Executive is no longer eligible to continue Executive’s group health insurance coverage with the Company under applicable law).
(c)If Executive’s termination of employment occurs under circumstances that would entitle Executive to the benefits described in Section 6.1(a), but such termination of employment occurs in connection with or during the twelve (12) month period following a Change in Control (as that term is defined in the Equity Incentive Plan), then in lieu of the benefits described in Sections 6.1(a) and (b), Executive will be entitled to as severance pay in the form of salary continuation (at the rate Executive’s Base Salary was payable prior to Executive’s termination) for a period of twelve (12) months, reduced by all required and authorized deductions and withholdings, and subsidized health care continuation coverage as described in Section 6.1(b), but for a period of twelve (12) months.
6.2Other Termination of Employment Events. If Executive’s employment with the Company is terminated by reason of Executive’s death or Disability, by the Company for Cause or by reason of Executive’s resignation (other than for Good Reason), then the Company shall pay to Executive or Executive’s beneficiary or Executive’s estate, as the case may be, Executive’s Base Salary and other compensation earned through the Termination Date and Executive shall not be eligible or entitled to receive any severance pay or benefits from the Company. Notwithstanding the foregoing, on any termination of Executive’s employment, Executive shall be entitled to any vested benefits provided for under any ERISA covered employee benefit plan and shall be entitled to any benefits related to Executive’s then outstanding equity awards as are provided for in the Equity Incentive Plan and the relevant award agreement(s).
6.3Certain Definitions. Definitions of certain terms used for purposes of this Agreement are as follows:
(a)“Cause” means:
(i)Executive’s material failure to perform his job duties competently as reasonably determined by the Board;
(ii)gross misconduct by Executive which the Board reasonably determines is (or will be if continued) demonstrably and materially damaging to the Company;
(iii)fraud, misappropriation, or embezzlement by Executive;
(iv)an act or acts of dishonesty by Executive and intended to result in gain or personal enrichment of Executive at the expense of the Company;
(v)Executive’s conviction of or plea of nolo contendere to a felony regardless of whether involving the Company and whether or not committed during the course of Executive’s employment, other than with respect to any criminal penalties related to the illegality of possessing or using Marijuana under the Controlled Substance Act, 21 U.S.C. Section 812(b);
(vi)Executive’s violation of the Company’s Code of Conduct, Executive Handbook or other material written policy, as reasonably determined by the Board; or

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(vii)the material breach of this Agreement of the Restrictive Covenants Agreement by Executive.

With respect to Section 6.4(a)(i), Cause for the Company’s termination of Executive’s employment shall only exist if (A) the Company provides Executive with written notice of the failure or failures and (B) Executive fails to cure such condition or conditions within fifteen (15) days of Executive’s receipt of such written notice from the Company, all as determined at the reasonable discretion of the Board.

(b)“Good Reason” hereunder means the initial occurrence of any of the following events without Executive’s consent:
(i)a material diminution in the Executive’s responsibilities, authority or duties or a change in his title;
(ii)a material diminution in the Executive’s salary, other than a general reduction in base salaries that affects all similarly situated Company employees in substantially the same proportions;
(iii)a relocation of the Executive’s principal place of employment to a location more than fifty (50) miles from his principal place of employment on the Effective Date; or
(iv)the material breach of this Agreement by the Company.

provided, however, that “Good Reason” shall not exist unless Executive has first provided written notice to the Company of the initial occurrence of one or more of the conditions under clauses (a) through (d) above within thirty (30) days of the condition’s occurrence, such condition is not fully remedied by the Company within thirty (30) days after the Company’s receipt of written notice from Executive, and the Termination Date as a result of such event occurs within ninety (90) days after the initial occurrence of such event.

(c)“Disability” hereunder has the same meaning such term has in the Equity Incentive Plan.
6.4Conditions To Receive Payments. Notwithstanding the foregoing provisions of this Section 6, the Company will not be obligated to provide benefits called for under Section 6.1 to or on behalf of Executive unless (a) Executive signs a release of claims in favor of the Company in a form to be prescribed by the Company (the “Release”), (b) all applicable consideration periods and rescission periods provided by law with respect to the Release have expired without Executive rescinding the Release so that the Release becomes irrevocable, and (c) Executive is in strict compliance with the terms of this Agreement and the Restrictive Covenants Agreement and any other written agreement between Executive and the Company.
7.Tax Matters.
7.1Taxes. The Company is entitled to withhold on and report the making of such payments as may be required by law as determined in the reasonable discretion of the Company. Except for any tax amounts withheld by the Company from any compensation that Executive may receive in connection with Executive’s employment with the Company and any employer taxes required to be paid by the Company under applicable laws or regulations, Executive is solely responsible for payment of any and all taxes owed in connection with any compensation, benefits, reimbursement amounts or other payments Executive receives from the Company under this Agreement or otherwise in connection with Executive’s

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employment with the Company. The Company does not guarantee any particular tax consequence or result with respect to any payment made by the Company.
7.2Code Section 409A. This Agreement is intended to provide for payments that are generally exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). To the extent taxable compensation is provide to Executive under this Agreement or otherwise that is determined to be part of a nonqualified deferred compensation plan that is subject to Code Section 409A, the provisions set forth below shall be applicable to such taxable compensation:
(a)All such payments shall be made no later, and shall not be made any earlier, than at the time or times specified in the relevant documents, except as permitted, or required, by Code Section 409A and the related tax regulations;
(b)Any such payment that is triggered by the date of Executive’s termination of employment shall be interpreted as a reference to Executive’s “separation from service” (as that phrase is used for purposes of Code Section 409A);
(c)Any such payments that may otherwise be considered to be a series of “installment payments” for purposes of Code Section 409A shall be treated as a right to receive a series of separate payments for such purposes;
(d)Any such payments that are in the nature of reimbursements for expenses or are in-kind benefits: (i) shall be made by the Company as soon as practicable after such expense has been incurred, but in any event no later than December 31st of the year following the year in which Executive incurs such expense; (ii) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, during any calendar year shall not affect the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, in any calendar year; and (iii) Executive’s right to receive such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for another benefit;
(e)Any such payments that are triggered by Executive’s termination of employment/separation from service shall, if Executive is a “specified employee” for purposes of Code Section 409A at the time of Executive’s separation from service, shall not be made prior to the first business day after the earlier of (i) the expiration of six months from the date of Executive’s separation from service, or (ii) the date of Executive’s death (such first business day, the “Delayed Payment Date”), and on the Delayed Payment Date, there shall be paid or delivered to Executive or, if Executive has died, to Executive’s estate, in a single payment or delivery (as applicable) all entitlements so delayed, and in the case of cash payments, in a single cash lump sum, an amount equal to aggregate amount of all payments delayed pursuant to the preceding sentence; and
(f)the Parties agree that this Agreement may be amended, as may be necessary to fully comply with Code Section 409A and the Parties shall cooperate in good faith to make such amendments and take other steps as may be required, if possible, to correct any failures to comply with Code Section 409A.

Nothing in this Section 8.2 shall, however, be interpreted as a representation or warranty by the Company regarding any particular tax treatment of Executive’s compensation and any tax liability imposed on Executive under the Code or other tax laws are understood and agreed to be a liability of

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Executive and the Company shall have no obligation to make Executive whole with respect to any such tax liabilities.

7.3280G Limitations. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (a) constitute “parachute payments” within the meaning of Section 280G of the Code and (b) would be subject to the excise tax imposed by Code Section 4999, then such benefits shall be either be: (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Code Section 4999, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Code Section 4999, results in the receipt by Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be subject to excise tax under Code Section 4999. Any determination required under this Section 8.3 will be made in writing by an accounting firm selected by the Company or such other person or entity to which the Parties mutually agree (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. Any reduction in payments and/or benefits required by this Section 8.3 shall occur in the following order: (A) cash payments shall be reduced first and in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; (B) accelerated vesting of stock awards, if any, shall be cancelled/reduced next and in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first), with full- value awards reversed before any stock option or stock appreciation rights are reduced; and (C) deferred compensation amounts subject to Section 409A shall be reduced last.
8.Miscellaneous.
8.1Integration. This Agreement and the Restrictive Covenants Agreement embody the entire agreement and understanding among the Parties relative to subject matter hereof and combined supersede all prior agreements and understandings relating to such subject matter, including but not limited to any earlier offers to Executive by the Company; provided, however, this Agreement and the Restrictive Covenants Agreement are not intended to supersede or otherwise affect the Equity Incentive Plan or any Award Agreement (as defined in the Equity Incentive Plan), each of which shall remain in effect in accordance with its terms.
8.2Applicable Law. All matters relating to the interpretation, construction, application, validity and enforcement of this Agreement are governed by the laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule, whether of the State of Minnesota or any other jurisdiction, which would cause the application of laws of any jurisdiction other than the State of Minnesota.
8.3Executive’s Representations. Executive represents that Executive is not subject to any agreement or obligation that would prevent or limit Executive from entering into this Agreement or that would be breached upon performance of Executive’s duties under this Agreement, including but not limited to any duties owed to any former employers not to compete. If Executive possesses any information that Executive knows or should know is considered by any third party, such as a former employer of Executive’s, to be confidential, trade secret, or otherwise proprietary, Executive shall not disclose such information to the Company or use such information to benefit the Company in any way.
8.4Counterparts. This Agreement may be executed in several counterparts and as so executed shall constitute one agreement binding on the Parties.

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8.5Assignment and Successors. The rights and obligations of the Company under this Agreement shall inure to the benefit of and will be binding upon the successors and assigns of the Company. Neither party may, without the written consent of the other party, assign or delegate any of its rights or obligations under this Agreement except that the Company may, without any further consent of Executive, assign or delegate any of its rights or obligations under this Agreement to any corporation or other business entity (a) with which the Company may merge or consolidate, (b) to which the Company may sell or transfer all or substantially all of its assets or capital stock or equity, or (c) any affiliate or subsidiary of the Company. After any such assignment or delegation by the Company, the Company will be discharged from all further liability hereunder and such assignee will thereafter be deemed to be the “Company” for purposes of all terms and conditions of this Agreement, including this Section 9.5. Executive may not assign this Agreement or any rights or obligations hereunder. Any purported or attempted assignment or transfer by Executive of this Agreement or any of Executive’s duties, responsibilities, or obligations hereunder is void.
8.6Modification. This Agreement shall not be modified or amended except by a written instrument signed by the Parties.
8.7Severability. The invalidity or partial invalidity of any portion of this Agreement shall not invalidate the remainder thereof and said remainder shall remain in fully force and effect.
8.8Opportunity to Obtain Advice of Counsel. Executive acknowledges that Executive has been advised by the Company to obtain legal advice prior to executing this Agreement, and that Executive had sufficient opportunity to do so prior to signing this Agreement.

THIS EMPLOYMENT AGREEMENT was voluntarily and knowingly executed by the Parties effective as of the Effective Date first set forth above.

VIREO HEALTH, INC.JOSHUA ROSEN

By: /s/ Kyle Kingsley /s/ Joshua Rosen

Board Chair

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Exhibit 31.1

CERTIFICATION PURSUANT TO

RULES 13a-14(a) AND 15d-14(a) UNDER THE SECURITIES EXCHANGE ACT OF 1934,

AS ADOPTED PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Joshua Rosen, certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q of Goodness Growth Holdings, Inc.;
2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;
3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;
4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:
(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;
(b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;
(c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and
(d)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and
5.

The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and
(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: August 6, 2024

By:	/s/ Joshua Rosen
Joshua Rosen
Chief Executive Officer

Exhibit 31.2

CERTIFICATION PURSUANT TO

RULES 13a-14(a) AND 15d-14(a) UNDER THE SECURITIES EXCHANGE ACT OF 1934,

AS ADOPTED PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Joshua Rosen, certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q of Goodness Growth Holdings, Inc.;
2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;
3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;
4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:
(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;
(b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;
(c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and
(d)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and
5.

The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and
(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: August 6, 2024

By:	/s/ Joshua Rosen
Joshua Rosen
Interim Chief Financial Officer

Exhibit 32.1

CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350, AS ADOPTED

PURSUANT TO SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the report of Goodness Growth Holdings, Inc. (the “Company”) on Form 10-Q for the period ended June 30, 2024 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), each of the undersigned, in the capacities and on the dates indicated below, hereby certifies, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that to his knowledge:

1. The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2. The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ Joshua Rosen
Joshua Rosen
Chief Executive Officer and Interim Chief Financial Officer
August 6, 2024